Exhibit 10.1

CONFIDENTIAL TREATMENT REQUEST

*Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange

Commission pursuant to a request for confidential treatment.

AMENDED & RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT is entered into by and between SuperGen, Inc., a Delaware corporation having its principal place of business at 4140 Dublin Blvd., Suite 200, Dublin, California 94568 (“SuperGen”) and MGI PHARMA, INC., a Minnesota corporation having its principal place of business at 5775 West Old Shakopee Road, Suite 100, Bloomington, MN 55437-3174 (“MGI”). SuperGen and MGI are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

A.                                   Following the execution of the original license agreement, the Parties determined to make certain modifications thereto, as set forth below.

B.                                     SuperGen has acquired and is developing a compound known as decitabine for the treatment of myelodysplastic syndrome (“MDS”).

C.                                     SuperGen has filed certain patent applications, and has obtained and/or developed certain know-how and data, concerning products containing a compound known as decitabine and desires to license such patents, patent applications, know-how, and data to a pharmaceutical company that will develop, market and commercialize such products worldwide, including for treating MDS and other potential indications.

D.                                    MGI is in the business of developing and commercializing pharmaceutical products, including oncology pharmaceutical products that meet unmet medical needs, and MGI desires to so develop, market and commercialize pharmaceutical products containing decitabine.

E.                                      SuperGen is willing to grant to MGI, and MGI desires to obtain, an exclusive license under such intellectual property for all countries of the world, all on the terms set forth herein.

F.                                      SuperGen and MGI have entered into a stock purchase agreement pursuant to which MGI purchased equity in SuperGen.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, the Parties agree to amend and restate the Agreement in its entirety as follows:

AGREEMENT

1.                                      DEFINITIONS

1.1 “Additional Indications” shall mean the use of Decitabine for treatment of solid tumors and hemoglobinopathies, and for use in chemosensitization.

1.2 “Affiliate” shall mean, in the case of a subject entity, another entity that controls, is controlled by or is under common control with the subject entity, but only for so long as such control exists. For purposes of this definition only, “control” shall mean beneficial ownership (direct or indirect) of at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority); provided that where the local law does not permit foreign equity ownership of at least fifty percent (50%), then “control” shall mean the beneficial ownership (direct or indirect) of the maximum percentage of outstanding stock or voting rights permitted by local law.

1.3                                 “Allocated Overhead” means departmental or functional costs incurred by a Party which include facility support costs, information systems, human resources, accounting and finance which are reasonably allocated to other company departments based on allocation methods (i.e. space occupied and/or headcount) or other activity-based method consistently applied by a Party in accordance with generally accepted accounting principles in the U.S. or a standard rate as agreed to by both Parties. Allocated Overhead shall not include any costs attributable to the following corporate activities: executive management (e.g., president & CEO), investor relations, business development or corporate legal affairs

1.4                                 “AML” shall mean Acute Myelogenous Leukemia.

1.5                                 “Change of Control” shall mean, with respect to a Party, any transaction or series of related transactions that constitute: (i) the sale or lease of all or substantially all of such Party’s business or assets to an acquiring entity; (ii) any merger, consolidation, share exchange, recapitalization, business combination or other transaction to which such Party is subject resulting in the exchange of the outstanding shares of such Party for securities or consideration issued, or caused to be issued, by the acquiring entity; or (iii) an acquiring entity having obtained beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of such Party; unless in any of cases (i), (ii) or (iii) the stockholders of such Party as of the date prior to the closing date of such transaction or series of related transactions hold more than fifty percent (50%) of the voting securities in the surviving entity in such transaction or its parent outstanding immediately after the closing of such transaction or series of transactions.

1.6                                 “Commercialization” or “Commercialize” means activities directed to launching, marketing, promoting, detailing, educating, distributing, importing, exporting, or selling a product, together with post-marketing studies, Manufacture of commercial supplies of Licensed Product, and establishing facilities to meet commercial demand for Licensed Product.

1.7                                 “Competing Product” shall mean  any pharmaceutical product that contains Decitabine or a pro-drug of Decitabine as the active ingredient (unless the pro-drug is an active ingredient in a pharmaceutical product that is being marketed as of the date on which the Parties sign this Agreement), other than a Licensed Product. Competing Product shall also include the compound currently known as “MG98” if MG98 is marketed or Commercialized for leukemia or hematology indications.

1.8                                 “Confidential Information” shall mean all information, data, and technology in any form, disclosed by or on behalf of a Party in connection with this Agreement, including but not limited to assays, chemical structures, pre-clinical and clinical trial results, diagnostics, biological markers, protein structures, mechanisms of action, analytical techniques, chemical synthesis, enzymology, computational models, manufacturing processes, market information, patent applications, inventions, know-how, trade secrets, knowledge, ideas, developments, prototypes, discoveries, invention disclosures, products, procedures, methods, techniques, materials, instructions, specifications, recipes, designs, formulas, compositions, research, modifications, protocols, works of authorship, business plans, financial projections, and any other information, data, and technical subject matter, whether biological, chemical, analytical, clinical, manufacturing or quality control related, or otherwise, including pharmacological, toxicological and clinical information and test data, and related reports, statistical analyses, Commercialization plans, expert opinions and the like, the secrecy of which confers a competitive advantage upon that Party. As used herein, Confidential Information shall not include rights under Patent Rights (but does include the subject matter disclosed in non-published applications).

1.9                                 “Control”  shall mean possession of the power and authority to grant a license or sublicense, of or within the scope set forth in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party or any applicable laws or regulations, and without the need for additional payments by SuperGen as a result of the license herein.

1.10                           “Decitabine” shall mean the compound identified in Exhibit 1.10, and all [*], [*] and [*] of the compound identified in Exhibit 1.10,. [*] and [*] of the compound identified in Exhibit 1.10 shall only be included to the extent they constitute the same active ingredient as the compound identified in Exhibit 1.10.

1.11                           “Derivative Patents” shall mean all Patent Rights that claim an invention that is not owned solely by SuperGen and which (i) was invented or created by or on behalf of MGI, its Affiliate, or any Licensee in connection with the Development or Manufacture of any Licensed Product; or (ii) incorporates, embodies or is otherwise based upon or derived from Decitabine, or the Licensed Patents, Supporting Data, Regulatory Documentation, or other Confidential Information of SuperGen, or Developed in connection with the exercise of rights with respect thereto.

1.12                           “Develop” and Development” means all activities related to obtaining Regulatory Approvals for Licensed Product in the Territory, including preclinical testing, toxicology, formulation, clinical trials, quality of life assessments, regulatory affairs, and further activities related to development of Licensed Product to a stage ready for Commercialization thereof, including pre-marketing and sales costs and activities, research, process development and Manufacturing scale-up.

It is understood that Development includes ongoing clinical trials of Licensed Product conducted after the initial Regulatory Approval of Licensed Product, including, without limitation, to obtain further Regulatory Approval for expanded labeling or approval for new indications.

1.13                           “Development Costs” shall mean the total of (i) the actual hours expended by Development Personnel, multiplied by the Development Rate in effect at the time such hours are incurred for the particular individual; (ii) material costs; (iii) sub-contractor costs; and (iv) other direct and out-of -pocket expenses incurred in order to perform Licensed Product Development activities.

1.14                           “Development Personnel” shall mean employees of a Party assigned (full- or part-time) to conduct Development of a Licensed Product in accordance with this Agreement, including scientists, research staff, quality control and assurance personnel, technicians or the like, but excluding non-technical, non-professional personnel such as secretarial or administrative staff.

1.15                           “Development Rate” shall mean with respect to any individual Development Personnel, the sum of the actual (i) annual salary, (ii) employee benefits (including bonus, payroll taxes, insurances and other direct benefit costs) and (iii) Allocated Overhead, divided by one thousand eight hundred seventy two (1872). The Development Rate does not include material costs, sub-contractor costs and other direct and out-of-pocket expenses incurred while performing the development activity. These other costs and expenses shall be included in the Development Costs separately under Section 1.13 above.

1.16                           “Diligent Efforts” shall mean the carrying out of obligations in a diligent and sustained manner using all efforts reasonably necessary or appropriate to actively develop and maximize the commercial potential of Licensed Products (which shall include maximizing revenues received from sales of Licensed Products to the extent the Licensed Products can be Commercialized in a manner that provides a reasonable economic return  comparable to those typical in the pharmaceutical industry for comparable pharmaceutical products). Without limiting the foregoing, Diligent Efforts requires that the applicable Party: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate the full complement of resources necessary or appropriate to advance progress with respect to such objectives in accordance with the foregoing, without regard to any other pharmaceutical product a Party is then developing or commercializing, alone or with one or more collaborators.

1.17                           “Effective Date” shall mean September 21, 2004.

1.18                           “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products, or any successor thereto.

1.19                           “Equivalent Pharmaceutical Company” shall mean any entity (together with its Affiliates) having worldwide revenues from sales of oncology pharmaceutical products, in its most recent three (3) fiscal years prior to the transaction giving rise to a Change of Control

(including any assignment pursuant to Section 16.6), as publicly reported by such entity, that are equal to or exceed MGI’s worldwide revenues from sales of oncology pharmaceutical products in calendar year 2003 or that otherwise has at least the financial strength and stability and other capabilities that MGI has as of the date of signing of this Agreement and during the term hereof to assume all of the obligations and liabilities of MGI under this Agreement, provided that this definition shall be satisfied for purposes of Section 16.6, if the combination of the Equivalent Pharmaceutical Company and MGI results in an entity that on a combined basis would meet the criteria set forth in this definition; but in all events excluding the entities listed in Exhibit 1.19 and any other entity that is marketing or selling a Competitive Product at the time of the Change of Control.

1.20                           “Europe” shall mean Switzerland, the countries of the European Union as of the date of signing of this Agreement, and  all other countries which become members of the European Union.

1.21                           “FDA” shall mean the United States Food and Drug Administration.

1.22                           “First Commercial Sale” shall mean the first commercial sale of a Licensed Product in the specified country by or under authority of any of MGI, its Affiliates, or any Licensee, following receipt of Marketing Authorization and any required pricing or reimbursement approval of such Licensed Product in such country.

1.23                           “FTE” shall mean a dedicated full-time employee or contractor of MGI, or in the case of less than a full-time dedicated person, a full-time, equivalent person year, each based upon the total of one thousand eight hundred seventy two (1,872) hours per year of work hours..

1.24                           “Koseisho” shall mean the Ministry of Health and Welfare (Federal Drug Administration) of Japan.

1.25                           “Licensed Product” shall mean (i) the product containing Decitabine which is the subject of SuperGen’s NDA No. 21-790 as of the date of signing of this Agreement (the “Existing Licensed Product”); (ii) any other pharmaceutical product containing as an active ingredient Decitabine).

1.26                           “Licensed Patents” shall mean (i) the patents and patent applications listed in Exhibit 1.26 and any patents issuing therefrom, and all reissues, continuations, continuations-in-part, extensions, reexaminations, and foreign counterparts thereof, that are owned or Controlled by SuperGen as of the date of signing of this Agreement, but only those claims that would be infringed absent a license by Decitabine, Licensed Improvements, or the manufacture or use thereof, and other patent applications filed by SuperGen after the date of signing of this Agreement that are owned and Controlled by SuperGen, but only those claims that would be infringed absent a license by Decitabine, Licensed Improvements, or the manufacture or use thereof; and (ii) patents and patent applications which were assigned to SuperGen by MGI in accordance with Section 9.1 of this Agreement to the extent that such patents and patent applications claim an invention which is a Decitabine Improvement and are owned and Controlled by SuperGen as a result of such assignment.

1.27                           “Licensed Know-How” shall mean all Regulatory Documentation, Supporting Data and Confidential Information that is material to the clinical development, regulatory filings, commercialization, and Manufacture of Licensed Products and Licensed Improvements, each to the extent concerning the Licensed Products, in the possession and Control of SuperGen in tangible form as of the date of signing of this Agreement, and reasonably necessary for MGI to perform its obligations under this Agreement.

1.28                           “Licensed Improvements” means Decitabine Improvements, including all [*] and [*] solvent formulations of Decitabine, but in all events excluding all compositions of matter other than Decitabine and its [*] and [*] solvent formulations.

1.29                           “Licensee” shall mean a Third Party to whom MGI directly or indirectly sells for resale, or has otherwise granted the right to sell or distribute, a Licensed Product (including Third Parties authorized to make and sell the Licensed Product and Third Parties who purchase from another that is authorized to make and sell the Licensed Product), provided that such Third Party is responsible for some or all of the marketing and promotion of such Licensed Product within its portion of the Territory. For clarity, if any contract manufacturer that has rights to sell or otherwise distribute Licensed Product to Third Parties, it shall be considered a Licensee for purposes of this Agreement.

1.30                           “MAA” shall mean an application requesting regulatory approval for the marketing and/or commercialization of a Licensed Product for a particular indication in a jurisdiction, including without limitation an NDA filed with the FDA and similar and equivalent filings with Regulatory Authorities in jurisdictions other than the United States. It is understood that MAA does not include applications for pricing or reimbursement approval.

1.31                           “Marketing Authorization” shall mean, with respect to a particular jurisdiction in the Territory, any authorization which is legally required under applicable laws, regulations, administrative decisions, or otherwise to put a pharmaceutical product on the market or for commercial sale in the jurisdiction for use in treatment of any indication. It is understood that, as used herein, Marketing Authorization does not include pricing or reimbursement approval.

1.32                           “Major Country” shall mean the United States, Japan, France, Germany, Italy, Spain, and the United Kingdom.

1.33                           “Manufacture” shall mean manufacturing and related activities including filling, processing, testing, engineering, designing, redesigning, finishing, packaging, labeling, storing, warehousing, quality control, quality assurance, releasing, disposing, handling, shipping, and all other activities undertaken or required to be undertaken in order to manufacture, supply and distribute Licensed Product.

1.34                           “NDA” shall mean a New Drug Application and amendments and supplements thereto filed with the FDA.

1.35                           “Net Sales” shall mean the gross amount invoiced on the last sale of the Licensed Product by MGI, Licensees, and their Affiliates, less reasonable and customary deductions for (a) credits for returns, including withdrawals and recalls; (b) sales rebates and chargebacks; (c) sales, value-added and other taxes (but in the case of value added taxes only to the extent such taxes are not reimbursable or refundable); and (d) customs duties on sales made by such seller to the customer; but in the case of (a) and (b) only to the extent accrued under accounting principles generally accepted in the U.S. (and reflected in public regulatory filings) as being deductions that have actually been given to and taken by the customer and in the case of (c) and (d) only to the extent separately itemized in the invoice to and paid by the customer. If a Licensed Product is sold for consideration other than solely cash, the fair market value of such other consideration shall be included in the calculation of Net Sales. For purposes of calculating Net Sales, transfers of a Licensed Product to an Affiliate or Licensee for end use by such Affiliate or Licensee in a country shall be treated as a sale at the greater of the actual Net Sales and the average Net Sales price for fully arms-length sales of such Licensed Product in such country during the applicable calendar quarter. However, the Parties agree that with respect to the U.S., wholesalers and distributors acting in the ordinary course of their business as they normally operate with respect to the pharmaceutical industry are not Licensees, but such exclusion shall apply only for purposes of this definition of Net Sales and Section 3.3 hereof.

1.36                           “Orphan Product Designations” shall mean the designations of Decitabine as an orphan product by the Office of Orphan Products of the FDA, or other Regulatory Authority in the Territory, as set forth in Exhibit 1.36.

1.37                           “Patent Rights” shall mean any and all rights under any of the following: (i) a United States, international or foreign patent, utility model, design registration, certificate of invention, patent of addition or substitution, or other governmental grant for the protection of inventions or industrial designs anywhere in the world, including any reissue, renewal, re-examination or extension thereof; and (ii) any application for any of the foregoing, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application.

1.38                           “Product Trademark” shall mean (i) with respect to the Existing Licensed Product, the Dacogen trademark and all other Existing Licensed Product specific trademarks and logos  under which the Existing Licensed Product is marketed and distributed in accordance with this Agreement; and (ii) with respect to each Licensed Product, other than the Existing Licensed Product,  the Licensed Product specific trademarks and logos under which such Licensed Product is marketed or distributed in accordance with this Agreement.

1.39                           “Regulatory Authority” shall mean, in respect of a jurisdiction, any agency, department, bureau or other governmental entity with authority over the development, manufacture, use or sale (including approval of NDAs and other MAAs) with respect to any Licensed Product in the jurisdiction, including the FDA, EMEA, and Koseisho.

1.40                           “Regulatory Documentation” means, with respect to a Licensed Product, all filings and supporting documents submitted to any and all Regulatory Authorities relating to such

Licensed Product, and all data and information contained therein, including any INDs, MAAs (including NDAs), Drug Master Files, investigator’s brochures, correspondence to and from Regulatory Authorities, minutes from teleconferences and meetings with Regulatory Authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, product labeling, adverse event files, complaint files and Manufacturing records.

1.41                           “Stock Purchase Agreement” shall mean that certain Common Stock Purchase Agreement entered into between MGI and SuperGen, pursuant to which MGI is purchasing common stock of SuperGen, of even date herewith.

1.42                           “Sublicensing Revenue” shall mean all amounts payable to MGI and its Affiliates from Licensees and their Affiliates as a result of the grant of rights, or any other arrangement, to market, sell, or otherwise distribute any and all Licensed Products, including without limitation license fees, milestone payments, premiums on equity, premiums on payment for research and development, and royalties, but excluding (i) royalties based upon Net Sales for which a royalty is paid to SuperGen under this Agreement, (ii) reimbursement for research or development activities performed by or on behalf of the Licensee  to the extent reimbursed at fair market value, and (iii) amounts paid by the Licensee  to purchase Licensed Product from MGI or its Affiliates at the fair market value.

1.43                           “Supporting Data” shall mean all data and information relating to (i) the pharmacological or toxicological properties of any Licensed Product, (ii) any pre-clinical or clinical testing and experience in relation to any Licensed Product and (iii) the chemical composition, synthesis, formulation, compounding, and manufacturing and quality control testing of any Licensed Product, to the extent reasonably required for purposes of any application for Marketing Authorization for a Licensed Product. Supporting Data shall also include, but is not limited to, copies of annual reports, integrated study reports, protocols for clinical research and pre-clinical studies, protocol changes and amendments, Chemistry, Manufacturing and Control  (CMC) sections and amendments, safety data, clinical databases, case report forms and access to patient records, toxicity, safety and metabolism reports and data, and pharmacokinetic data and reports and relating to any Licensed Product, as well as, in general, data or information which would typically be part of any submission to FDA or other Regulatory Authority for the purpose of obtaining approval of any Licensed Product for any indication.

1.44                           “Territory” shall mean all of the countries of the world, and their territories and possessions (excluding countries to the extent MGI’s rights therein have been terminated under this Agreement pursuant to the provisions of this Agreement).

1.45                           “Third Party” shall mean any party other than MGI, SuperGen and their Affiliates.

1.46                           “Third Party Agreements” shall mean those agreements and purchase orders listed in Exhibit 1.46.

1.47                           “U.S.” shall mean the United States of America, and its territories and possessions.

In addition, the following terms shall have the meaning described in the corresponding section of this Agreement. Other terms may be defined throughout the Agreement and its Exhibits.

Term	Section Defined
“Agreement”	Preamble
“Annual Net Sales”	3.3.1
“Claim”	13.1
“Commercialization Plan”	4.1
“Decitabine Improvements”	9.1
“Diligence Milestones”	7.8
“Enforcement Actions”	9.6
“Existing Licensed Product”	1.25
“Indemnitee,” “Indemnitor”	13.3
“Infringement Actions”	9.5
“Joint Steering Committee”	4.2
“Liabilities”	13.1
“MDS”	Recitals
“MGI”	Preamble
“MGI Indemnitees”	13.2
“Milestone Region”	3.2
“Party,” “Parties”	Preamble
“Project Leader”	4.3
“Public Disclosure”	16.9
“Registration Trial”	7.8
“SuperGen”	Preamble
“SuperGen Indemnitees”	13.1
“Sales Materials”	7.5
“Wind-down Period”	15.3

2.                                      LICENSE

2.1                                 License. Subject to the terms and conditions of this Agreement, SuperGen hereby grants to MGI an exclusive, non-transferable (except as expressly authorized in this Agreement), royalty-bearing license under the Licensed Patents and Licensed Know-How to develop, make, have made, use, import, offer for sale, and sell, the Licensed Products in the Territory. Notwithstanding the foregoing, SuperGen reserves the exclusive right to perform the activities for which it is responsible as set forth in Section 5.2, the non-exclusive right to perform pre-clinical and non-clinical development and retains those rights necessary for it to meet its obligations under the Third Party Agreements that are not accepted by MGI pursuant to the provisions of Section 9.8. SuperGen also reserves all other rights not expressly granted herein, and no other rights shall be considered granted by SuperGen by implication, estoppel, reliance, or otherwise. Notwithstanding anything to the contrary, no rights or licenses are granted by SuperGen in this Agreement with respect to any active ingredient, other than Decitabine or with respect to any product other than the Licensed Products.

2.2                                 Sublicenses. MGI shall have the right to sublicense its rights under Section 2.1 above in the Territory in the countries outside the U.S. to Licensees of the Licensed Product with SuperGen’s written consent, not to be unreasonably withheld. MGI shall notify SuperGen within fourteen (14) days after the Third Party becomes a Licensee (whether through an agreement with MGI, its Affiliate, or another Licensee), and shall provide to SuperGen, with such notice, a copy of the agreements with the Licensee. In connection with this Section 2.2, the Parties acknowledge and agree that MGI, rather than any Third Party or Affiliate, shall directly market and Commercialize the Licensed Products in the U.S. Each agreement with a Licensee shall be at least as protective of SuperGen and its intellectual property, Licensed Know-How and other Confidential Information as the terms and conditions of this Agreement, and subordinate thereto, and MGI shall be responsible to SuperGen for the performance by each Affiliate and Licensee as necessary for compliance with the financial and other obligations under this Agreement. Any attempt to engage a Licensee other than in accordance with the foregoing shall be null and void.

2.3                                 No Conflict. Subject to the rights expressly reserved by SuperGen under the provisions of Section 2.1 and to the provisions of Section 2.4 below, each Party covenants and warrants that during the term of this Agreement, none of such Party, its Affiliates, and Licensees will, directly or indirectly, market, distribute, sell, offer to sell, import, or otherwise Commercialize any Competing Products, other than Licensed Product sold in the Territory on which royalties are payable under and in accordance with this Agreement; nor shall such Party, its Affiliates, and Licensees assist, fund, or license or authorize, any Third Party to do any of the foregoing.

2.4                                 Related Compound; Right of First Offer; Co-marketing. The Parties acknowledge that SuperGen is also performing additional development work on [*] or [*] comprising at least one base of the compound identified in Exhibit 1.10 (each a “Related Compound”). In consideration of the other agreements of the Parties under this Agreement, SuperGen hereby grants to MGI a right of first offer for pharmaceutical products that contain such Related Compound as an active ingredient and Competing Products other than Competing Products that contain Decitabine as the active ingredient (each, a “Related Product”), to the extent set forth in this Section 2.4.

2.4.1  At such time as SuperGen, its Affiliates, or any successor-in-interest  of SuperGen that is a Party to this Agreement in lieu of SuperGen due to a Change In Control, shall determine to license a Third Party to sell or otherwise Commercialize any Related Product or assign to a Third Party all or substantially all of its rights in and to the Related Product (excluding Third Party contracts made in the ordinary course of business, such as contract manufacturing agreements) (each instance a “License or Assignment” and to “License or Assign”), SuperGen shall notify MGI, in writing, of such decision and provide MGI with sufficient detail to evaluate the Related Product based on the then current state of development of such Related Product,  including but not limited to the right to review patent applications and claims relating thereto, the associated file histories describing prior art and patentability opinions, and Regulatory Documentation and Supporting Data for the Related Product, as well as the general nature of the License or Assignment that SuperGen desires to grant.

2.4.2  MGI shall have thirty (30) days following such notice from SuperGen to evaluate the Related Product and to notify SuperGen, in writing that MGI desires to obtain the rights to the Related Product that SuperGen desires to License or Assign. Upon notification by MGI of its desire to obtain such rights, the Parties shall negotiate, in good faith, for a period not to exceed one hundred and eighty (180) days after the date of SuperGen’s notice, unless extended by mutual written agreement of the Parties in an effort to arrive at mutually acceptable terms and conditions for such a License or Assignment.

2.4.3  If MGI fails to notify SuperGen within the thirty (30) day period set forth in Section 2.4.2, or if the parties do not enter into an agreement, within one hundred eighty (180) day period set forth in Section 2.4.2, in which SuperGen grants to MGI the desired License or Assignment, then neither Party shall have any further obligation under this Agreement with respect to the Related Products, except as follows. If SuperGen has not entered into an agreement for the License or Assignment of rights to a Related Product within an eighteen (18) month period following the conclusion of discussions between MGI and SuperGen pursuant to the provisions of Section 2.4.2, then MGI’s rights under this Section 2.4 shall be reinstated, and MGI shall again be entitled to the rights granted under this Section 2.4 for up to two additional times but in no event shall SuperGen be obligated to offer the Related Product to MGI more than once following Marketing Authorization. The Parties acknowledge and agree that a Change of Control of SuperGen does not constitute a decision by SuperGen to License or Assign a Related Product pursuant to the provisions of this Section 2.4 and accordingly, this Section 2.4 shall not apply to the Change of Control transaction.

2.4.4  In the event that SuperGen elects to retain the rights to the Related Product and to market itself a Related Product, or a derivative thereof consisting of the same active ingredient (the “New Product”), either through SuperGen’s sales force or through a contracted sales force by SuperGen, then in such case, SuperGen shall offer MGI the right to co-market the Related Product and, if applicable the New Product, in such markets as MGI has its own sales force, on terms and conditions comparable to other co-marketing agreements in the pharmaceutical industry, which terms shall be negotiated in good faith by the Parties following SuperGen’s notice to MGI of its election to retain marketing rights; provided that if the Parties do not enter into a definitive agreement within 150 days from the date of such notice, neither Party shall have any further obligation under this Section 2.4.

3.                                      PAYMENTS AND MILESTONES

3.1              Milestones.

MGI shall pay to SuperGen the milestone payments identified in this Section 3.1 below, each within thirty (30) days after the first occurrence of the corresponding milestone:

(a) Upon filing by the FDA of the last module of an NDA for a Licensed Product, MGI shall pay SuperGen Ten Million Dollars (US $10,000,000).

(b) Upon First Commercial Sale of a Licensed Product in the United States, MGI shall pay SuperGen Twenty Million Dollars (US $20,000,000).

(c) Upon the earliest acceptance of a submission to the EMEA, or any national Regulatory Authority in any country in Europe, of an MAA for a Licensed Product, MGI shall pay SuperGen Two Million Five Hundred Thousand Dollars (US $2,500,000).

(d) Upon First Commercial Sale of a Licensed Product in a country in Europe, MGI shall pay SuperGen Five Million Dollars (US $5,000,000).

(e) Upon the acceptance of the filing by the Koseisho in Japan of an MAA for a Licensed Product, MGI shall pay SuperGen Two Million Five Hundred Thousand Dollars (US $2,500,000).

(f) Upon First Commercial Sale of a Licensed Product in Japan, MGI shall pay SuperGen Five Million Dollars (US $5,000,000).

The foregoing milestone payments shall be paid upon achieving the milestone, whether the milestone is achieved by MGI, its Affiliate, or any Licensee. Within ten (10) business days of the occurrence of any event that would trigger a milestone payment according to this Section 3.1, MGI shall notify SuperGen of such occurrence in writing.

3.2              Sublicensing Revenue. In addition to the other payments that MGI is required to make under this Agreement, MGI shall pay to SuperGen fifty percent (50%) of all Sublicensing Revenue; provided that, without limiting any other payment to SuperGen, with respect to Sublicensing Revenue that is paid as a result of a Development or Commercialization milestone occurring in Japan or Europe (each of Japan and Europe, a “Milestone Region”), MGI’s obligations to make a payment under this Section 3.2 based upon such Sublicensing Revenue shall be limited to the amount by which fifty percent (50%) of such Sublicensing Revenue exceeds the total amount of the milestone payments paid and payable to SuperGen under Section 3.1 for the same Milestone Region. Specifically, MGI shall have the right to credit the amounts paid under Section 3.1 for a Milestone Region against the amounts payable under this Section 3.2 to the extent Sublicensing Revenue is paid as a result of a Development or Commercialization milestone occurring in the same Milestone Region exceeds the milestone payments previously paid under Section 3.1 for such Milestone Region.

3.3              Royalty. MGI shall pay to SuperGen a royalty equal to a percentage of the Net Sales from each Licensed Product sold by MGI, its Affiliates, and any Licensees, with such percentage determined in accordance with the following table based upon the Annual Net Sales in the particular calendar year:

Annual Net Sales	Percentage of Net Sales

That portion of Annual Net Sales up to and including Fifty Million Dollars (US $50,000,000)	20% of such Net Sales

That portion of Annual Net Sales in excess of Fifty Million Dollars (US $50,000,000) and up to and including One Hundred Million Dollars (US $100,000,000)	22.5% of such Net Sales

That portion of Annual Net Sales in excess of One Hundred Million Dollars (US $100,000,000) and up to and including One Hundred and Fifty Million Dollars (US $150,000,000)	25% of such Net Sales

That portion of Annual Net Sales in excess of One Hundred and Fifty Million Dollars (US $150,000,000) and up to and including Two Hundred Million Dollars (US $200,000,000)	27.5% of such Net Sales

That portion of Annual Net Sales in excess of Two Hundred Million Dollars (US $200,000,000)	30% of such Net Sales

3.3.1                        Certain Terms. For purposes of this Agreement, “Annual Net Sales” shall mean total Net Sales of all Licensed Products in the Territory sold by or under authority of MGI, its Affiliates, and Licensees in the particular calendar year.

3.3.2                        Discounting. MGI and its Affiliates shall set prices for the Licensed Products in the Territory in the best interest of the commercial success of the Licensed Product in the Territory. Without limiting the foregoing, if MGI or its Affiliate or Licensee sells any Licensed Product to a customer who also purchases other products or services from MGI, its Affiliates or Licensees, MGI agrees not to, and to require that its Affiliates and Licensees not, discount or price the Licensed Products in a manner that would disadvantage the Licensed Products in order to benefit sales or prices of the other products or services offered for sale by MGI, its Affiliates or Licensees to such customer. Without limiting the foregoing obligations, it is understood and agreed that nothing in this Agreement is intended to dictate to MGI, its Affiliates and Licensees the resale prices for the Licensed Products in the Territory.

3.3.3                        Bundling. No Licensed Product shall be sold bundled together with any other product, component, or service, for a single price.

3.4 Other. All payments under this Article 3 shall be non-refundable (except solely in the case of overpayment) and non-creditable (except as expressly set forth in Section 3.2) against other amounts due or payable to SuperGen under this Article 3 or otherwise under this Agreement. Payments under this Article 3 shall be made in accordance with Article 8 below.

4. JSC AND COMMERCIALIZATION PLAN

4.1                                 Commercialization Plan.

4.1.1                        Initial Plan; Amendments. No later than forty five (45) days after the Effective Date, MGI shall provide to SuperGen an opportunity to review and comment upon a plan and budget for MGI’s Development and Commercialization of the Licensed Products in the Territory for the remainder of the then current calendar year and the subsequent two calendar years (such plan and budget, together with any updates thereto in accordance with this Agreement, the “Commercialization Plan”). Beginning in calendar year 2005, by October 1 of each calendar year, MGI shall submit to SuperGen for its review and comment a proposed Commercialization Plan for the next calendar year and for the two succeeding calendar years. The Commercialization Plan shall be updated not less than annually, as well as more frequently as needed in MGI’s reasonable discretion to take into account completion, commencement or cessation of Development and Commercialization activities not contemplated by the then current Commercialization Plan. MGI agrees to provide to SuperGen for its review and comment no later than twenty one (21) days in advance of each JSC meeting all interim updates to the Commercialization Plan. MGI shall reasonably consider SuperGen’s input and comments. Notwithstanding the foregoing or the terms of Section 4.1.2, MGI shall not be required to update in the Commercialization Plan the budget for Commercialization of a Licensed Product after the first anniversary of First Commercial Sale of the Licensed Product.

4.1.2                        Contents. The Commercialization Plan shall be consistent with MGI’s Diligent Efforts obligations under Articles 5, 6 and 7 below, and shall be reasonably detailed and broken down by country. The Commercialization Plan shall include, without limitation, (i) with respect to Development of each Licensed Product in each Major Country:  the level of resources, effort and staffing; the countries to be targeted; regulatory strategy; any pre-clinical or clinical trials to be conducted; a schedule for preparation of Regulatory Documentation; timeframes for filing MAAs and obtaining Marketing Authorizations; and a budget for all Development activities, and (ii) with respect to Commercialization of each Licensed Product in each Major Country:  level of resources, effort and staffing (including numbers of sales reps for each Major Country); product positioning; pricing and reimbursement strategy; a reasonably detailed description of all Commercialization activities (including planned participation at trade shows, advertising and educational efforts and any publications); and a budget for all Commercialization activities.

4.2                                 Joint Steering Committee. The Parties shall establish a committee (the “Joint Steering Committee” or “JSC”) to review and discuss the Development, Manufacturing, and other

Commercialization activities relating to the Licensed Product in the Territory. The JSC will consist of three (3) representatives from each Party, one of whom shall be a senior executive of each Party and in the case of MGI at least two of whom shall be responsible for managing and overseeing the strategic and day-to-day Development, Manufacturing and Commercialization of the Licensed Products. Subject to the foregoing, each Party shall have the right to change its members of the JSC by providing written notice to the other.

4.2.1                        Responsibilities. The JSC will (a) review and discuss the progress under and review proposed updates to the Commercialization Plan, (b) review and discuss Development strategy and activities and the associated budgets, (c) review and discuss the Regulatory Documentation, product labeling, and filings (d) review and discuss Manufacturing plans and activities, including with respect to qualification and validation of Manufacturing facilities and quality and other issues; (e) review and discuss other Commercialization strategy and activities and the associated budgets, (f) review and discuss the proposed significant contractors and distributors, if any, that MGI, its Affiliates, and Licensees plan to use, (g) facilitate the exchange of Licensed Know-How, other Regulatory Documentation and other information and/or materials between the Parties, and (h) otherwise provide SuperGen with a reasonable opportunity to provide feedback and comments regarding the Development, Manufacture and other Commercialization activities for the Licensed Product in the Territory, and the level of resources and efforts being applied with respect thereto.

4.2.2                        Meetings. The JSC shall meet once each calendar quarter, unless otherwise agreed by the Parties. Such meetings shall be in person at least twice per year, alternating between the facilities of each Party unless otherwise mutually agreed, and the other meetings may be through telephone or video conference or other mutually agreeable means. With the consent of the JSC members, other representatives of SuperGen or MGI may attend JSC meetings as observers. Each Party shall bear its own personnel and travel costs and expenses relating to JSC meetings.

4.2.3                        Authority. The JSC shall not have the power to amend or modify this Agreement, and its decisions shall not be in contravention of any terms and conditions of this Agreement, including the Diligent Efforts obligations in Articles 5, 6 and 7 below.

4.3                                 Project Leaders. MGI and SuperGen each shall appoint a person (a “Project Leader”) from the JSC to coordinate the exchange of Licensed Know-How, Regulatory Documentation, and communications between the Parties regarding the Development of the Licensed Product. The Project Leaders shall be the primary contact between the Parties with respect to the Development of the Licensed Product. Each Party shall notify the other within thirty (30) days of the date of the Agreement of the name and contact information for its Project Leader and shall so notify the other Party (in advance of changing its Project Leader). Without limiting the foregoing, MGI’s Project Leader shall facilitate communication of issues to and from technical personnel and consultants of MGI, its Affiliates, and Licensees as reasonably requested by SuperGen for purpose of discussing the research and Development work, and results thereof.

5.                                      DEVELOPMENT

5.1                                 Exchange of Information. Promptly after the Effective Date, SuperGen shall provide to MGI copies of or access to (if it is not reasonably feasible to reproduce the referenced subject matter) (i) patent applications within the Licensed Patents, (ii) Licensed Know-How, (iii) the Product Trademark “Dacogen”, and (iv) Orphan Product Designations not previously disclosed and delivered to MGI. SuperGen shall not be considered in breach of this obligation as a result of an inadvertent failure to provide any such subject matter. All Licensed Know-How and other Confidential Information obtained from SuperGen will be used and disclosed by and under authority of MGI only as required to obtain Marketing Authorization for Licensed Products in the Territory and as may be necessary in performing its obligations and exercising its rights under this Agreement and as may otherwise be agreed by SuperGen and MGI in writing. All such disclosure of Licensed Know-How and other Confidential Information obtained from SuperGen to a non-governmental Third Party, and use, shall be made under reasonable and customary confidentiality restrictions that are as protective of the SuperGen and such materials as the terms of this Agreement. Within ten (10) days of the Effective Date, SuperGen will provide MGI with the right to cross reference SuperGen’s IND for the Existing Licensed Product for MGI’s use in the Development and Commercialization of Licensed Products in the Territory under this Agreement. MGI may not use any Licensed Know-How or other Confidential Information for any purpose outside the Territory, or for any products other than the Licensed Products (and shall not permit or authorize any Third Party to do so).

5.2                                 SuperGen Responsibilities; Transfer of Responsibilities to MGI.

5.2.1                        Transfer. SuperGen shall retain legal and regulatory responsibility for the Existing Licensed Product in the U.S. and Europe for seeking Marketing Authorization for the Existing Licensed Product with the FDA and the EMEA and the related Regulatory Documentation (which shall remain in SuperGen’s name until transferred to MGI pursuant to this Section 5.2.1) and for all filings, meetings and communications with Regulatory Authorities in connection therewith until  (i) in the U.S., the earliest of (a) the FDA providing Marketing Authorization for the Existing Licensed Product, (b) the FDA requiring additional clinical studies for the Existing Licensed Product (such as, without limitation in the event of a non-approvable letter, or an approvable letter that requires additional studies), (c) the FDA making a final decision with respect to the NDA (i.e. issuing an approval, approvable, or non-approvable letter), (d) October 31, 2005 or (e) if SuperGen is Insolvent as set forth in Section 14.4.3 and, (ii) in Europe, the earliest of (a) the EMEA (or the national Regulatory Authority in every Major Country in Europe) providing Marketing Authorization for the Existing Licensed Product, (b) the EMEA or national equivalent in any Major Country in Europe requiring additional clinical studies for the Existing Licensed Product, (c) the EMEA or national equivalent in any Major Country in Europe otherwise making a final decision with respect to the MAA (i.e. issuing an approval, approvable, or non-approvable letter or equivalent), (d) December 31, 2005 or (e) if SuperGen is Insolvent as set forth in Section 14.4.3. After the Effective Date, Regulatory Documentation to be submitted by SuperGen to the FDA and EMEA under the foregoing shall be subject to MGI’s expeditious review and approval, and SuperGen’s strategy for communications with the FDA and EMEA shall be subject to MGI’s expeditious review and approval, in each case such approval not to be unreasonably withheld or delayed; provided that SuperGen shall have final control and authority with respect to decisions that pertain to compliance with laws, rules, regulations and administrative decisions applicable to any filings and other communications with Regulatory Authorities related to the Existing Licensed Product. At the times stated in (i) and (ii) above, respectively, for the U.S. and Europe, responsibility for the Existing Licensed Product as outlined therein and, to the extent not otherwise previously transferred to MGI pursuant to the terms of this Agreement, any other Regulatory Documentation (including any Orphan Drug designations and filings) for a Licensed Product will be transferred to MGI by SuperGen and will thereafter be pursued by MGI in MGI’s name.

MGI shall be responsible for, and shall pay, all costs and expenses that are reasonable and customary costs incurred by SuperGen after the date of signing of this Agreement in connection with obtaining Marketing Authorizations for the Existing Licensed Product in both the U.S. and Europe, including reimbursement for the time expended by SuperGen Development Personnel, calculated using the Development Rate, and reimbursement for out of pocket costs and expenses (including amounts paid to Third Party contractors); provided that MGI shall have the right to credit the amounts paid by MGI to SuperGen to reimburse SuperGen for such costs and expenses, as set forth SuperGen’s invoice to MGI, toward MGI’s obligation under Section 5.3.2 and subject to the following:  Following the Effective Date, SuperGen shall submit to MGI a statement of the Development Costs incurred by SuperGen pursuant to the terms of this Section 5.2.1 from the date of signing of this Agreement through the Effective Date and MGI shall reimburse SuperGen for such costs. Immediately following the Effective Date, SuperGen shall provide to MGI, SuperGen’s forecast for the costs and expenses that it expects to incur in connection with its Section 5.2.1 responsibilities for the Existing Licensed Product, which forecast shall be subject to MGI’s approval, and to provide updated forecasts to MGI at least one calendar quarter in advance of incurring the costs, which updated forecasts shall also be subject to MGI’s approval. Reimbursement of any costs and expenses exceeding such forecast shall be subject to MGI’s review and approval. All approvals by MGI shall not be unreasonably withheld or delayed, and in no event shall MGI withhold approval if the activities, costs and expenses are reasonable and customary (e.g., preparation to present at an ODAC).

5.2.2                        Participation by MGI Prior to Transfer. Following the Effective Date and until the transfer of responsibility to MGI for the Existing Licensed Product in both of the United States and Europe in accordance with Section 5.2.1, MGI shall cause certain of its Development Personnel with expertise in clinical development, regulatory affairs, and development statistics (the “MGI Team”) to work with SuperGen to complete and submit the clinical section of SuperGen’s NDA for the Existing Licensed Product in the U.S. and in the corresponding MAA in Europe by the end of calendar year 2004. In addition to MGI’s approval rights described in Section 5.2.1, the MGI Team will have oversight, consultation and review responsibilities, and each member of the MGI Team will be dedicated to understanding the NDA in the U.S. and the MAA in Europe, including the development that has been conducted, and the associated Regulatory Documentation and Supporting Data, analyzing the Supporting Data, reviewing and editing the Regulatory Documentation, offering strategic input, participating in all interactions with FDA and EMEA, helping to prepare answers to FDA and EMEA correspondence and inquiries, subject to Section 5.2.1.

5.3                                 MGI Development.

5.3.1                        Except as otherwise set forth in Section 5.2.1, MGI shall assume and be legally responsible, and agrees, to use Diligent Efforts to perform all further Development of the Licensed Products and obtain such regulatory approvals, including Marketing Authorizations and pricing and reimbursement approval, as may be necessary to Commercialize the Licensed Products throughout the Major Countries; provided that (i) such obligation of MGI to use Diligent Efforts for indications other than MDS and AML shall not apply unless there is clinical data that demonstrates a reasonable potential that a Licensed Product will have clinical efficacy in the treatment of the indication and (ii) such obligation for MGI to use Diligent Efforts to Develop Licensed Products shall additionally be subject to Section 5.3.3 below. With respect to each of the Additional Indications, however, MGI shall use Diligent Efforts to identify a Licensed Product that has the potential for clinical efficacy for the Additional Indication. All Development of Licensed Products shall be performed by MGI in accordance with applicable laws, rules and regulations. Without limiting the foregoing, MGI shall use at least Diligent Efforts to conduct such Development as is necessary or desirable for, and to obtain, regulatory approvals for Licensed Products, consistent with MGI’s Commercialization Plan established in accordance with this Agreement. It is understood and agreed that all Development costs that SuperGen incurs in performing the Development for which it has retained responsibility or control pursuant to Section 5.2, and all other Development for the Licensed Products in the Territory, shall, as between the Parties, be at the sole cost and expense of MGI commencing with the date on which this Agreement is signed. MGI, its Affiliates, and Licensees will reasonably consider and promptly respond to any comments provided by SuperGen with respect to the Development conducted by MGI, its Affiliates and Licensees.

5.3.2                        Minimum Development Costs. MGI shall expend, no less than fifteen million US dollars (US$15,000,000) in Development Costs in the first thirty six (36) months of Effective Date of this Agreement, including any costs reimbursed to SuperGen pursuant to the provisions of Section 5.2.1 for the period from the date of signing of this Agreement through the Effective Date.

5.3.3                        Development of Certain Licensed Products. MGI’s obligation in Section 5.3.1 above to use Diligent Efforts to Develop and obtain Marketing Authorizations for Licensed Products shall not include the obligation to use Diligent Efforts to Develop and obtain Marketing Authorizations for a Licensed Product in which the active ingredient is a Decitabine [*] or which comprises a [*] formulation of Decitabine unless such Licensed Product provides a commercial advantage over the Existing Licensed Product. Additionally, MGI’s obligation in Section 5.3.1 to use Diligent Efforts to Develop and obtain Marketing Authorizations shall include Licensed Products that become covered by a Licensed Patent; provided that either (i) the Licensed Product provides a commercial advantage over commercially feasible non-infringing alternative Competing Products that treat the same indication as the Licensed Product or (ii) there are no other commercially feasible non-infringing alternative Competing Products that treat the same indication as the Licensed Product. As used above, “commercial advantage” shall mean better bioavailability or adsorption; better toxicity, metabolic, distribution, or excretion profile or characteristics; or better efficacy, ease of administration, stability, solubility, Manufacturability, or the like. Notwithstanding the foregoing, for each Licensed Product of the type described in this

Section 5.3.3, MGI shall use Diligent Efforts to evaluate whether or not Licensed Products have such a commercial advantage.

5.3.4                        Meetings with Regulatory Authorities; Regulatory Documentation. MGI shall promptly provide, and shall cause its Affiliates and Licensees to provide promptly, SuperGen with reasonable advanced notice (to the extent possible) of meetings, scheduled or unscheduled, with Regulatory Authorities that pertain to any Licensed Product in connection with Development by MGI, its Affiliates, and Licensees. With respect to Regulatory Documentation filed by any of MGI, its Affiliates, and Licensees, MGI shall afford, and shall cause its Affiliates and Licensees to afford, representatives of SuperGen an opportunity to comment on such Regulatory Documentation prior to filing, and shall reasonably consider such comments, and, to the extent not prohibited by law, shall afford a representative of SuperGen an opportunity to attend and actively participate in all meetings with Regulatory Authorities for which SuperGen has not retained responsibility under Section 5.2. Notwithstanding the foregoing, the requirement in this Section 5.3.4 shall not apply in the U.S. after the third anniversary of the Effective Date and shall not apply in Europe after the first Marketing Authorization is obtained from the EMEA. MGI will provide, and cause its Affiliates and Licensees to provide, to SuperGen translations into English that have been prepared of portions and summaries of such Regulatory Documentation. MGI shall, and shall cause its Affiliates and Licensees to, use Diligent Efforts to defend Regulatory Documentation filed by such entities with Regulatory Authorities to the maximum extent possible and to achieve Marketing Authorization as early as possible. Subject to Section 5.2 above and 15.3 below, all MAA filings and Marketing Authorizations in the Territory for the Licensed Product shall be in the name of MGI.

5.3.5                        Development Progress and Results.

(a)  MGI shall provide, and shall cause its Affiliates and Licensees to provide, SuperGen with full access to all Confidential Information, Regulatory Documentation, and Supporting Data arising out of, or used or generated for, the Development of Licensed Products. Upon request of SuperGen, MGI shall provide SuperGen with copies of (or if not reasonably feasible to copy, access to) such Confidential Information, Regulatory Documentation, and Supporting Data. Without limiting the foregoing, MGI shall provide and make available to all JSC representatives the same Confidential Information, Regulatory Documentation, and Supporting Data that are provided or made available, respectively, to MGI representatives on the JSC or the members of MGI’s internal project teams for the Licensed Products and such additional information as JSC representatives may reasonably request from time to time.

(b)  Subject to the provisions of Section 2.3, SuperGen may use and disclose Confidential Information, Regulatory Documentation, and Supporting Data obtained under this Agreement as is reasonably necessary or useful for (i) review and comment on the Development, Manufacture and other Commercialization of Licensed Products under this Agreement; (ii) the development and commercialization of products other than Licensed Products, including without limitation for use by Third Parties and for cross-referencing drug master files or other Regulatory Documentation, provided that the disclosure of such Confidential Information, Supporting Data and Regulatory Documentation to a non-governmental Third Party is made under reasonable and customary confidentiality restrictions; and (iii) the exercise of its rights upon termination as set forth in Article 15 below.

5.4                                 Records; Reports.

5.4.1                        Records. MGI shall maintain records of the research and Development of the Licensed Products (or cause such records to be maintained), as applicable, in sufficient detail and in a good scientific manner as will properly reflect all work done and results achieved in the performance of the research and Development.

5.4.2                        Reports. Within forty-five (45) days following the end of each calendar year during the term of this Agreement, MGI shall provide to SuperGen a written progress report in English which shall describe in reasonable detail the progress of Development (including regulatory activities), and the Commercialization activities planned and taken,  by and under authority of MGI, and the results thereof, relating to Licensed Product in the Territory, including progress and status with respect to the activities, expenditures and timing set forth in the Commercialization Plan; the work performed to date on the research, Development, and Commercialization of the Licensed Products; the results of such work, the status of Manufacturing efforts, including those set forth under Article 6, the status of Commercialization efforts, including those set forth under Article 7, and such other information as is reasonably requested by SuperGen.

5.5                                 Third Parties. MGI shall cause its Affiliates, Licensees, and other Third Parties having responsibilities in connection with the Development and/or Commercialization of the Licensed Products to perform their responsibilities in accordance with all applicable terms and conditions of this Agreement.

6.                                      MANUFACTURING

6.1  Diligence. MGI shall use Diligent Efforts to establish, qualify, validate and maintain sufficient Manufacturing facilities and capacity to manufacture Licensed Products and meet worldwide demand. The Parties acknowledge that MGI will have Licensed Products manufactured on its behalf by a Third Party manufacturer.. SuperGen shall reasonably consult with MGI regarding the identification and commercial scale up of such Third Party manufacturers as mutually agreed and provided that MGI reimburses SuperGen for the costs and expenses thereof. MGI shall use reasonable efforts to  include in any agreements with Third Party manufacturers the right to assign such agreement to SuperGen in the event of expiration or termination of this Agreement pursuant to the provisions of Article 14.

6.2  Manufacturing Plan. The JSC shall monitor, review, and discuss the arrangements and activities for the Manufacture of Licensed Products, and MGI shall keep the JSC apprised of the status of all Manufacturing activities, whether conducted internally or by Third Parties. The Commercialization Plan provided by MGI to SuperGen  shall include a reasonably detailed Manufacturing plan and budget specifying the scale up, qualification, validation and regulatory activities planned for the Manufacture of Licensed Products, with such plan designed to satisfy world-wide demand.

6.3  Second Source. Qualification of a second source for the Manufacture of Decitabine and the Licensed Products shall begin no later than the first Marketing Authorization of the Existing Licensed Product. Such qualification shall include: identifying a non-Affiliate Third Party that is independent of the primary Manufacturer of the Licensed Products and that is capable of, and willing to, supply the Licensed Products in quantities sufficient for meeting worldwide demand.

6.4  Inspections. If any facilities related to a Licensed Product, or a component or raw material therefor, are to be inspected by a Regulatory Authority, MGI shall promptly notify SuperGen of the inspection in advance. MGI shall provide the JSC with a written report of any such inspection, noting with specificity any records or documents reviewed by the regulatory inspector, and including copies of any FDA 483s (or their foreign equivalent) or written communications provided by any Regulatory Authority relating to such inspection. MGI shall  provide copies of all communications to and from any Regulatory Authority relating thereto to the JSC. When a copy of a document or record is supplied to an inspector on request, that fact will be noted in the report. The inspected party shall keep copies of each of these records and documents in a separate inspection file and, on the request of SuperGen, will provide copies of these documents and records to SuperGen. MGI shall ensure that agreements with contract manufacturers and other Third Parties require that such entities cooperate in such manner with respect to such inspections. Notwithstanding the foregoing, this Section 6.4 shall apply only if SuperGen retains obligations to supply Decitabine to Third Parties under the Third Party Agreements.

6.5  Supply of Decitabine Samples. Upon request of SuperGen, MGI shall supply to SuperGen once in each calendar year, at MGI’s direct cost for providing such product, and at SuperGen’s expense, SuperGen’s requirements for Decitabine sufficient to fulfill its obligations under existing Third Parties agreements that MGI has not assumed responsibility for pursuant to the provisions of Section 9.8, in addition to 100 grams of decitabine API per year, 100 grams of C-137 Starting Material per year and 100 grams of Isolated Intermediate per year and such additional quantities as reasonably requested by SuperGen for SuperGen’s internal use. SuperGen shall be entitled to purchase its requirements of Decitabine and Licensed Products directly from MGI or its Third Party manufacturer, if any. If MGI elects to manufacture Licensed Product itself (rather than through a Third Party), MGI’s obligations to supply Decitabine  shall continue until the earlier of (i) two (2) years following expiration or termination (or partial expiration or termination) of this Agreement, or (ii) such time as SuperGen establishes its own direct supply of Decitabine from a Third Party. If MGI elects to manufacture through a Third Party, then MGI’s obligations to supply Decitabine to SuperGen shall continue until SuperGen establishes its own direct supply of Decitabine from MGI’s Third Party manufacturer.

7.             COMMERCIALIZATION

7.1  Commercialization. MGI shall be responsible for, and agrees to use Diligent Efforts to, Manufacture and otherwise Commercialize the Licensed Products in each of the Major

Countries; provided that, without limiting the terms of Section 5.3 above, with respect to indications other than MDS and AML, and with respect to Licensed Products of the type described in Section 5.3.3 above, the foregoing obligation to use Diligent Efforts shall apply only if a Marketing Authorization is obtained for the applicable Licensed Product. It is understood and agreed that all Manufacture and other Commercialization efforts for Licensed Products in the Territory shall, as between the Parties, be at the sole cost and expense of MGI.

7.2                                 Forecasts. No later than forty five (45) days prior to the beginning of each calendar year, MGI shall provide to SuperGen a copy of good faith, internal forecasts, that are no less optimistic than any forecast provided to its board or other managing authority, of the reasonably projected sales of each Licensed Product to end user customers in each country of the Territory during such calendar year where such Licensed Product is expected to be sold, including sales expected to be made by Affiliates and Licensees, broken down into calendar quarters, all consistent with MGI’s obligations under this Agreement. The first such forecast for each Licensed Product and country shall be provided for the calendar year in which the First Commercial Sale is projected to occur in such country, subject to the terms and conditions of this Agreement, and shall indicate the projected time of First Commercial Sale.

7.3                                 Sales Force. MGI shall deploy a combined sales force of no less than 55 FTEs, all of whom shall be employed by MGI as part of its full time sales force, dedicated to marketing and promoting the Licensed Products in the U.S. in accordance with the Commercialization Plan. MGI agrees to not co-promote or co-market the Licensed Products in the U.S. with another pharmaceutical company, without the prior written consent of SuperGen. MGI shall establish and maintain a high quality training program, and each sales representative shall be trained and informed consistent with the use of Diligent Efforts. The sales representatives shall be compensated so as to provide sales incentives (or other variable pay components) that are consistent with those provided by MGI in connection with its other highest priority products with a view to maximizing the market penetration of the Licensed Products. If SuperGen notifies MGI that it believes certain sales representatives may (i) have violated any laws or regulations or (ii) be damaging relationships with health care professionals or damaging the Licensed Product brand, or (iii) failed to comply with this Agreement, MGI shall promptly use Diligent Efforts to evaluate and resolve such issue.

7.4                                 Sales Materials. Any marketing and promotional materials created or used by MGI, its Affiliates and Licensees for the Licensed Products shall be appropriate to the Marketing Authorization for the Licensed Products in the respective country, and consistent with MGI’s Territory-wide profile for the Licensed Products. MGI shall promptly provide to SuperGen a copy of each item of promotional materials, samples, and advertising with respect to Licensed Products (“Sales Materials”) created or used by MGI, its Affiliates and Licensees, and MGI shall provide the JSC with a reasonable opportunity to review and comment on each claim, message or other material that is part of the Sales Materials at the JSC meetings.

7.5                                 Reporting Adverse Drug Reactions/Experiences. Except as required prior to transfer of responsibility for the Existing Licensed Product to MGI under Section 5.2.1 to permit SuperGen to comply with its regulatory obligations, as between the Parties, MGI shall be solely responsible for the collection, investigation, and reporting of information concerning adverse drug reactions, Licensed Product quality and Licensed Product complaints, sufficient to comply with the applicable laws and regulations of the relevant countries and authorities with respect to the Licensed Products. MGI shall ensure that its Affiliates and Licensees comply with such reporting obligations. These reporting obligations shall apply to non-serious adverse events as well, which shall mean adverse events that must be reported under the laws, rules, regulations that are applicable in the particular country. MGI shall keep SuperGen fully informed about all serious adverse drug reactions of which MGI, its Affiliates, or Licensees becomes aware or is informed regarding the Licensed Products.

7.6  Potential Hazards. MGI shall inform SuperGen as soon as possible but no later than within forty-eight (48) hours of its receipt of any information that (i) indicates or suggests a potential material liability for either Party to a Third Party in the Territory arising in connection with a Licensed Product; (ii) concerns suspected or actual tampering or contamination or other material problems in the Territory with respect to a Licensed Product; (iii) is reasonably likely to lead to a recall or market withdrawal in the Territory of a Licensed Product; or (iv) concerns any ongoing or potential FDA or other Regulatory Authority investigation, inspection, detention, seizure or injunction in the Territory involving a Licensed Product, including the receipt of any warning letter, material untitled letter or any equivalent communication from a Regulatory Authority in the Territory relating to a Licensed Product.

7.7  Voluntary and Mandatory Recalls. If either Party believes that a voluntary recall or market withdrawal of a Licensed Product or any Sales Material may be necessary in the Territory, such Party shall notify the other Party within forty-eight (48) hours after it forms such belief. Before taking any action with respect to a recall or market withdrawal, to the extent possible, MGI, its Affiliates, and Licensees shall provide SuperGen with a reasonable opportunity to review, comment on and consult with respect to such recall or market withdrawal, and MGI, its Affiliates, and Licensees shall consider in good faith any comments or suggestions of SuperGen. As between the Parties, MGI shall be solely responsible for all recalls and market withdrawals, provided that MGI shall keep SuperGen fully informed with respect thereto and shall provide SuperGen with reasonable opportunities to comment with respect to the activities associated therewith. As between the Parties, all recalls and market withdrawals shall be at the sole cost and expense of MGI.

7.8  Diligence Milestones.

7.8.1                        The Commercialization Plan shall include the Development and Commercialization milestones and dates for completion thereof (each a “Completion Date”) that are described in and otherwise established in accordance with this Section 7.8 (such milestones and Completion Dates, collectively  the “Diligence Milestones”). Exhibit 7.8 sets forth the Diligence Milestones for MDS and AML. In addition to such Diligence Milestones, with respect to each Licensed Product for which a Marketing Authorization is obtained in a Major Country, there shall be an additional Diligence Milestone that MGI achieve First Commercial Sale of the Licensed Product in the Major Country no later than ninety (90) days after the Marketing Authorization is obtained (or if later and required in the Major Country, after approval of pricing and/or reimbursement is obtained for sales of the Licensed Product) (a “Launch Milestone”). If MGI fails to achieve such a Launch Milestone by the ninety (90) day period following receipt of Marketing Authorization as set forth in the sentence above, and if a milestone payment is specified in Section 3.1 for the related Diligence Milestone and has not previously been paid, then MGI shall pay to SuperGen within thirty (30) days after such failure the milestone payment set forth in Section 3.1 for the missed Launch Milestone and shall continue to use Diligent Efforts to meet the other milestones set forth in Section 3.1.

7.8.2                        The Parties agree that, without limiting any other right or remedy of SuperGen hereunder SuperGen shall have the right to terminate this Agreement in its entirety (in the same manner as if MGI had materially breached this Agreement) pursuant to Section 14.3 if MGI has not achieved First Commercial Sale of a Licensed Product in a Major Country by December 31, 2008; provided, however, that  SuperGen’s right to terminate pursuant to this Section 7.8.2 above, shall be tolled so long as at least one Phase III trial, or equivalent, for a Licensed Product for a Major Country (a “Registration Trial”) is ongoing on December 31, 2008, and MGI is using, and continues to use, Diligent Efforts to complete such Registration Trial(s) successfully and obtain a Marketing Authorization based upon such Registration Trial(s). SuperGen’s right to terminate under this Section 7.8.2 shall cease to be effective upon the earliest of such time as a Marketing Authorization in a Major Country is obtained on one of the Registration Trials that was ongoing on December 31, 2008, in which case SuperGen shall have no right to terminate under this Section 7.8.2. With respect to each of the Registration Trials in Major Countries that are ongoing on December 31, 2008, if either the Regulatory Authority issues a non-approvable letter or the equivalent, or the results produced are insufficient to obtain a Marketing Authorizations in a Major Country, or MGI otherwise stops using Diligent Efforts to obtain a Marketing Authorization in a Major Country, SuperGen also shall have the right to terminate this Agreement in its entirety (in the same manner as if MGI had materially breached this Agreement) pursuant to Section 14.3. Nothing in this Section 7.8.2 shall be construed to limit any other obligations of MGI under this Agreement or any other rights that SuperGen may have to terminate this Agreement (such as based upon a breach of the terms of this Agreement, other than this Section 7.8.2).

7.8.3                        All payments made pursuant to this Section 7.8 shall be non-refundable and non-creditable, except that if a payment is made for a milestone under this Section 7.8, MGI shall not be required to make a payment under Section 3.1 for the same milestone if such milestone is subsequently achieved by MGI. No payment for a milestone under this Section 7.8, however, shall be credited against the payment due for any other milestone.

8. PAYMENTS; BOOKS AND RECORDS

8.1                                 Milestone Payments. Milestone payments payable under Section 3.1 shall be paid by MGI to SuperGen within thirty (30) days after the first occurrence of the corresponding milestone.

8.2                                 Sublicensing Revenue. The payments that MGI is required to make to SuperGen under Section 3.2 based upon Sublicensing Revenue shall be paid by MGI to SuperGen within five (5) days after MGI’s receipt of the Sublicensing Revenues.

8.3                                 Royalty Reports and Payments. Commencing with the earlier of (i) the first sale of a Licensed Product hereunder or (ii) the last calendar quarter of calendar year 2005, MGI shall make quarterly written reports to SuperGen within sixty (60) days after the end of each calendar quarter, stating in each such report, separately for MGI, its Affiliates, and Licensees, the number, description, and aggregate Net Sales, by country, of each Licensed Product sold during the calendar quarter (or stating that no sales have occurred if such is the case). Concurrently with making each such report, MGI shall pay to SuperGen the royalties due in accordance with Section 3.3. Notwithstanding the foregoing, the report and payment described above shall be due within forty-five (45) days after the end of the calendar quarter for Net Sales based upon sales within the United States.

8.4                                 Other Payments. All payments other than those specified in Sections 8.1, 8.2 and 8.3 hereunder shall be made net thirty (30) days after the date of invoice.

8.5                                 Payment Method. All payments under this Agreement shall be made by bank wire transfer in immediately available funds in US dollars to an account designated by SuperGen. Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the lower of (i) the prime rate as reported by the Wall Street Journal, on the date such payment is due, plus an additional four percent (4%) annually, or (ii) the maximum rate permitted by law; in each case calculated on the number of days such payment is delinquent. This Section 8.5 shall in no way limit any other remedies available to SuperGen.

8.6                                 Currency Conversion. All amounts set forth in this Agreement, or in any Exhibit, are in U.S. Dollars. If any currency conversion shall be required in connection with the calculation of royalties or other payments hereunder, such conversion shall be made using the exchange rates for the foreign currency, in U.S. Dollars, quoted for current transactions reported in the Exchange Rate  table setting forth the foreign exchange mid-range rates in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

8.7                                 Taxes. All payments required hereunder shall be without deduction or withholding for or on account of any taxes, duties, or similar governmental charge imposed by a jurisdiction except that, subject to the following sentence, SuperGen shall remain responsible for all taxes imposed on its own net income. Withholding taxes, if any, shall be the sole responsibility of MGI, without impacting the amounts to be received by SuperGen hereunder. However, in the event that SuperGen realizes a reduction in its tax liability by reason of such withholding taxes or other amounts paid by MGI, MGI shall receive a credit against royalties or other amounts payable to SuperGen hereunder equal to the reduction in SuperGen’s tax liability. MGI shall provide SuperGen with a certificate evidencing its separate payment of such withholding taxes pursuant to this Section 8.7.

8.8                                 Records; Inspection. MGI shall keep, and require its Affiliates and Licensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable pursuant to and other compliance with this Agreement. Such books and records shall be kept at the principal place of business of MGI, its Affiliates and Licensees for at least five (5) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such five (5) year period by representatives of SuperGen. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice, provided that an additional audit may be conducted in a calendar year each time a non-compliance is identified; and provided further that SuperGen shall be permitted to re-audit a period that it has already audited hereunder only if SuperGen becomes aware of information not previously known to its executive management that shows that an inaccuracy in payment may have occurred.. The representative shall be subject to a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 8.8 shall be at the expense of SuperGen, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid by MGI for the most recent twelve months immediately prior to the date of the audit, or other material breach of this Agreement, is established by such inspection, whereupon all costs relating to the inspection for such period shall be paid by MGI to SuperGen. Additionally, all unpaid amounts that are discovered by any audit shall be paid to SuperGen promptly upon conclusion of the audit, together with interest on such unpaid amounts at the rate set forth in Section 8.5 above.

9. INTELLECTUAL PROPERTY; THIRD PARTY AGREEMENTS

9.1                                 Ownership of Inventions. Except with respect to new or improved compositions, new or improved formulations, and new or improved methods of manufacture or use of Decitabine (and all Patent Rights, trade secrets, and other intellectual property rights pertaining to any of the foregoing) (collectively, the “Decitabine Improvements”), all right, title, and interest in and to all technology, inventions, trade secrets, Patent Rights, and other intellectual property rights made and conceived solely by MGI personnel in connection with this Agreement shall be owned solely by MGI. All right, title, and interest in and to all technology, inventions, trade secrets, Patent Rights, and other intellectual property rights made and conceived solely by SuperGen personnel in connection with this Agreement and all right, title, and interest in and to all Decitabine Improvements (regardless of by whom made or conceived) shall be owned solely by SuperGen. Except with respect to Decitabine Improvements, all right, title, and interest in and to all technology, inventions, trade secrets, Patent Rights and other intellectual property rights made and conceived jointly by personnel of SuperGen and MGI in connection with this Agreement shall be jointly owned by MGI and SuperGen. Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license on a non-exclusive basis or assign its rights any such jointly owned inventions or intellectual property rights, by reason of joint ownership thereof; provided, however, that with respect to licenses granted under jointly owned inventions that purport to permit the manufacture and sale of Competing Products, duty to account and approval rights with respect to these licenses shall be in accordance with the laws of inventorship of the country to which the jointly owned patent rights pertain. Notwithstanding the foregoing, in no event shall a Party by virtue of its joint ownership rights retain the right to approve or consent to a Change of Control of a Party hereto. SuperGen shall have the exclusive right to apply for Patent Rights with respect to all Decitabine Improvements, and MGI shall inform SuperGen, and require that its Affiliates and Licensees inform SuperGen, thereof. MGI, its Affiliates, and Licensees shall treat Decitabine Improvements as the Confidential Information of SuperGen, and shall not make any disclosure or use thereof without first giving SuperGen a reasonable opportunity to file Patent Rights covering the Decitabine Improvement. MGI and its Affiliates hereby irrevocably assign, and shall assign and cause the Licensees to assign, to SuperGen all right, title, and interest in and to the Decitabine Improvements worldwide, including the right to file, prosecute, and maintain Patent Rights with respect thereto in all countries and under all treaties. MGI shall, and shall cause its Affiliates and Licensees to, execute such documents, render such assistance, and take such other actions as SuperGen may request, at SuperGen’s expense, as may be necessary to apply for, register, perfect, confirm, defend, and enforce SuperGen’s rights with respect to Decitabine Improvements.

9.2  Patent Prosecution. SuperGen (and its designees) shall have the first right to conduct all future activities with respect to the preparation, filing, prosecution and maintenance (including interferences, re-examinations, reissues, oppositions and the like) of the Patent Rights in the Licensed Patents, of jointly owned Patent Rights, and of Patent Rights with respect to Decitabine Improvements, and the Parties shall share equally the costs and expenses associated with SuperGen performing such activities. MGI shall reimburse SuperGen for one half of such costs and expenses upon invoice. If SuperGen decides, in its sole discretion, to abandon an issued patent or pending patent application within the scope of the foregoing, then it shall so notify MGI in writing at least sixty (60) days prior to the date on which the next action or filing is due to be taken with respect thereto (or such shorter time as is reasonably practical for deadlines not extendable beyond 90 days), and shall give MGI a reasonable opportunity, at MGI’s sole expense, to assume responsibility for prosecuting and maintaining the Patent Right.

9.3  Prosecution. On request of the Party performing the preparation, filing, prosecution, or maintenance of any Patent Rights in accordance with the foregoing, the other Party will reasonably cooperate with the prosecuting Party in connection therewith, without demanding any further consideration therefor, including, without limitation, executing and filing applications, registrations, powers of attorney, oaths and other appropriate documents, providing appropriate consents and/or authorizations, and joining in any administrative or judicial action relating to the prosecution or maintenance of any Patent Rights. The prosecuting Party in accordance with the foregoing shall keep the other reasonably informed as to the status of the Patent Right being prosecuted under Section 9.2, including providing to the other Party with copies of any significant documents that such Party receives from or sends to the applicable government office, such as notices of interferences, re-examinations, oppositions or requests for patent term extensions.

9.4  Extensions. SuperGen shall have the right but not the obligation to seek extensions of the terms of Licensed Patents in the Territory. At MGI’s request, SuperGen shall either authorize MGI to act as SuperGen’s agent for the purpose of making any application for any extensions of the term of Licensed Patents and provide reasonable assistance therefor to MGI or shall diligently seek to obtain such extensions, in either event, at the Parties hereto shared expense. MGI shall cooperate reasonably with SuperGen with respect to extensions sought by SuperGen.

9.5  Third Party Infringement Claims. If the making, sale, importation, or use of any Licensed Product in the Territory pursuant to this Agreement results in a claim, suit or proceeding by a Third Party alleging patent infringement against SuperGen or MGI (or their respective Affiliates or Licensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. Subject to Article 13, the Party subject to such Infringement Action shall have the exclusive right to defend and control the defense thereof (including the conclusion of a potential settlement, but limited to the rights granted pursuant to this Agreement) using counsel of its own choice,and also subject to Article 13 the Infringement Action shall be at such Party’s own expense; provided, however, that the Party not responsible under the foregoing for defending such Infringement Action may participate in the defense and/or settlement thereof at its own expense with counsel of its choice. The Party defending the Infringement Action agrees to keep the other Party hereto reasonably informed of all material developments in connection with any such Infringement Action. MGI agrees not to make admissions regarding infringement by the Licensed Product of any Patent Rights outside of the Licensed Patents, without obtaining the prior written consent of SuperGen. Nothing in this Section 9.5 shall be construed as limiting the obligations of indemnification under Article 13.

9.6  Enforcement. Subject to the provisions of this Section 9.6, in the event that MGI reasonably believes that any of the Licensed Patents in the Territory are infringed or misappropriated by a Third Party or is subject to a declaratory judgment action in the Territory arising from such infringement, in each case with respect to the manufacture, sale or use of a product within the Territory that contains Decitabine, MGI shall promptly notify SuperGen. In such event, as between the Parties, SuperGen shall have the initial right (but not the obligation) to enforce the Licensed Patents with respect to such infringement, or defend any declaratory judgment action with respect thereto (for purposes of this Section 9.6, an “Enforcement Action”).

9.6.1                        Initiating Enforcement Actions. In the event that SuperGen fails to initiate an Enforcement Action to enforce the Licensed Patents against an infringement by a Third Party product in a country in the Territory, which infringement consists of the manufacture, sale or use in such country of a product that treats an indication for which MGI has received a Marketing Authorization hereunder, within one hundred twenty (120) days of a request by MGI to initiate such Enforcement Action, MGI may initiate an Enforcement Action against such infringement. SuperGen shall cooperate in such Enforcement Action at MGI’s expense, provided that MGI indemnifies SuperGen against any liability arising therefrom. The Party initiating or defending any such Enforcement Action shall keep the other Party hereto reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice and at its own expense.

9.6.2                        Enforcement. With respect to Enforcement Actions initiated by SuperGen in a country in the Territory, MGI shall pay one half (1/2) of the costs and expenses (including attorneys’ and professional fees) incurred by SuperGen in connection with such Enforcement Action. Any recovery received as a result of any Enforcement Action to enforce Licensed Patents pursuant to this Section 9.6 by either Party shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action, and the remainder of the recovery shall be shared (to the extent the same represents damages from sales of Licensed Products within the Territory) equally between the Parties; provided, however, that if SuperGen initiates the Enforcement Action and MGI does not agree to pay one half (1/2) of the costs and expenses incurred by SuperGen therein, MGI shall not be entitled to any amount recovered in such Enforcement Action.

9.7  Patent Marking. MGI agrees to mark and have its Affiliates and Licensees mark all patented Licensed Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture, use, importation and sale thereof sufficient to preserve all of SuperGen’s rights and remedies under the Licensed Patents.

9.8                                 Third Party Agreements. (a)  Third Party Agreements. The Parties hereto agree that all responsibilities and obligations of SuperGen under the Third Party Agreements set forth in Exhibit 1.46 be transferred to MGI, and that MGI shall assume all such responsibilities and obligations, commencing as of the Effective Date. With respect to the Third Party Agreements that will be assigned to MGI as identified in Exhibit 1.46, each such Third Party Agreement is and shall be transferred and assigned by SuperGen to MGI, and MGI hereby assumes, and shall assume, all responsibilities, obligations, and liabilities of SuperGen under the Third Party Agreements. With respect to the Third Party Agreements relating to the Development or Commercialization of Decitabine that SuperGen will retain and not assign to MGI, as identified in Exhibit 1.46,  MGI does and shall assume and agrees to perform all of SuperGen’s responsibilities, liabilities and obligations under such agreements. The Parties shall cooperate reasonably after the Effective Date as necessary to obtain all necessary consents, waivers and approvals as are required under the assigned Third Party Agreements in order to effect such transfer promptly after the Effective Date. The Parties acknowledge and agree that should SuperGen become aware that it has inadvertently or otherwise omitted a Third Party agreement specific to the Development or Commercialization of a Licensed Product from Exhibit 1.46, the Parties will discuss in good faith and amend Exhibit 1.46 to include such Third Party agreement subject to MGI’s review and acceptance of such agreements (as described below), and upon acceptance, the provisions of this Section 9.8 shall apply to such Third Party Agreement as if included as of the date of signing of this Agreement, provided, however, that if MGI does not accept such Third Party agreement, MGI shall not be responsible for compliance and performance of such Third Party agreement. It is understood and agreed that SuperGen’s communication of the agreement’s basic purpose and scope shall be sufficient for MGI to review and decide whether to accept inclusion of such Third Party agreements following the date of signing hereof. With respect to the Supply Agreements, SuperGen will use reasonable efforts to seek a consent to assignment of the Manufacturing Agreement and such other amendments to its other agreements with Pharmachemie B.V. as may be prudent in SuperGen’s business judgement to ensure SuperGen’s compliance with the terms of such agreements, it being understood that “reasonable efforts” shall not include payment of any monetary or other consideration. Without limiting the foregoing provisions of this Section 9.8 or any other provision of this Agreement, if consent to assignment is not obtained with respect to the Manufacturing Agreement within ninety (90) days following the Effective Date, the Parties shall negotiate in good faith terms and conditions for SuperGen’s supply of Decitabine to MGI that (x) are consistent with the Manufacturing Agreement; (y) ensure that SuperGen is able to comply with its obligations under the Manufacturing Agreement its other agreements with Pharmachemie B.V.; and (z) provide for reimbursement by MGI of SuperGen’s Supply Costs. For purposes of this Section 9.8, the following definitions shall have the following meanings: “Supply Agreements” shall mean that certain Manufacturing Agreement between SuperGen and Pharmachemie B.V. set forth in Exhibit 1.46 and that certain Agreement between SuperGen and Ferro Pfanstiehl set forth in Exhibit 1.46. “Supply Costs” shall mean the total of (i) the actual hours expended by SuperGen personnel, multiplied by the Reimbursement Rate in effect at the time such hours are incurred for the particular individual; (ii) material costs; (iii)

contractor costs; and (iv) other direct and out-of -pocket expenses incurred in order to supply MGI under the Manufacturing Agreement. “Reimbursement Rate” shall mean with respect to any individual SuperGen personnel, the sum of the actual (i) annual salary, (ii) employee benefits (including bonus, payroll taxes, insurances and other direct benefit costs) and (iii) Allocated Overhead, divided by one thousand eight hundred seventy two (1872). The Reimbursement Rate does not include material costs, contractor costs and other direct and out-of-pocket expenses incurred. These other costs and expenses shall be included in the Supply Costs separately under this Section 9.8 above.

10. TRADEMARKS

10.1                           Product Trademark. Each of the Licensed Products shall be distributed, promoted, marketed and sold in the Territory by MGI, its Affiliates and Licensees exclusively under its Product Trademarks; provided that MGI, its Affiliates or Licensee may also use non-Licensed Product specific company trademarks in connection with such distribution, promotion, marketing and sale. The Product Trademark for the Existing Licensed Product shall be the “Dacogen” trademark owned by SuperGen, except to the extent otherwise agreed by the Parties in writing. MGI shall have the right to reasonably select a different Product Trademark for each of the other Licensed Products; provided that no such Product Trademark shall be confusingly similar to any trademark, trade dress, logo, or the like of SuperGen, and such Product Trademark shall be considered as owned by MGI for purposes of this Agreement.

10.2                           License. SuperGen hereby grants to MGI a royalty-free license to use the Product Trademarks, to the extent owned by SuperGen, during the term of this Agreement solely in connection with marketing, promoting, distributing and selling the applicable Licensed Product in the Territory in accordance with this Agreement during its Term.

10.3                           Registration. Each Party agrees to file, register and maintain registrations for the Product Trademarks to the extent owned by such Party as appropriate in such Party’s discretion, for the term of this Agreement, for use with the Licensed Products. The costs of filing and maintaining such registrations, and recordations under Section 10.5 below, in the Territory for the Product Trademarks owned by SuperGen shall be shared equally between the Parties.

10.4                           Ownership. MGI hereby acknowledges SuperGen’s exclusive ownership rights in the Dacogen trademarks as set forth above, and accordingly agrees that at no time during or after the term of this Agreement to challenge or assist others to challenge such Product Trademark, or the registration thereof, or attempt to register any trademarks, marks or trade names confusingly similar to such Product Trademarks without SuperGen’s written consent. MGI shall make such restriction applicable to its Affiliates and any Licensees and shall be responsible under this Agreement for the performance of such Affiliates and Licensees in accordance therewith.

10.5                           Recordation. In those countries where a trademark license must be or is desired by SuperGen to be recorded for the Product Trademark owned by SuperGen, SuperGen will provide and record a separate trademark license for such Product Trademarks, and the expense thereof shall be shared equally by the Parties. Additionally, the Parties shall enter into and record registered user agreements, as requested by SuperGen, for Product Trademarks owned by SuperGen. MGI shall cooperate in the preparation and execution of such documents.

10.6                           Guidelines; Approval. All representations of the Product Trademarks owned by SuperGen that MGI, its Affiliates, and Licensees intend to use shall first be submitted to SuperGen for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by SuperGen and shall in any event comply with usage guidelines as established by SuperGen from time to time. Additionally, MGI shall submit representative promotional materials, packaging, and Licensed Product using the Product Trademarks owned by SuperGen to SuperGen for SuperGen’s reasonable approval prior to their first use and prior to any subsequent change or addition to such promotional materials provided that if SuperGen has not responded within five (5) business days after such submissions, SuperGen’s approval will be deemed to have been received. SuperGen shall have the right to monitor the quality of License Product for which its Product Trademarks are used, as reasonably requested from time to time.

10.7                           Termination. MGI’s right to use the Product Trademarks owned by SuperGen shall terminate in each country of the Territory in which MGI’s rights to distribute the Licensed Product expire or are terminated in accordance with this Agreement. MGI shall cooperate in the cancellation of any trademark licenses, and registered user agreements, recorded or entered into in such countries.

11. CONFIDENTIALITY

11.1                           Non-Use and Non-Disclosure. Except as expressly provided herein, the Parties agree that the receiving Party shall not publish or otherwise disclose, and shall not use for any purpose, any Confidential Information of the other Party hereto obtained in connection with this Agreement, and any use and disclosure by or under authority of a Party of the other Party’s Confidential Information in accordance with this Agreement shall be subject to a non-use and non-disclosure agreement comparable to the terms hereof. Each Party shall take the same reasonable measures necessary to prevent any disclosure by its employees, agents, contractors, and consultants of the other Party’s Confidential Information as it applies to the protection of its own Confidential Information.

11.2                           Exclusions. Information shall not be considered Confidential Information hereunder if it:

11.2.1                  was already in the possession of the receiving Party prior to its receipt from the disclosing Party, as shown by the receiving party’s books and records (except that this exclusion shall not cause Decitabine Improvements to not be the Confidential Information of SuperGen);

11.2.2                  is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving party, provided, Confidential Information shall not be deemed to have entered the public domain by reason of its having been filed with any Regulatory Authority;

11.2.3                  is, or becomes, available to the receiving party from a source other than the disclosing party, which source has rightfully obtained the same information and has no obligation of confidentiality with respect to it;

11.2.4                  is made available on an unrestricted basis by the disclosing party to a Third Party unaffiliated with the disclosing party; or

11.2.5                  is independently developed without use of or reference to the other Party’s Confidential Information.

11.3                           Permitted Use and Disclosures. Notwithstanding the provisions of Section 11.1 above, (i) each Party hereto may use and disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it, under this Agreement (including the right to grant sublicenses, as applicable), and (ii) each Party hereto may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in prosecuting or defending litigation or complying with applicable governmental regulations, submitting information to tax or other governmental authorities; provided that in (i), to the extent possible, the recipient is bound by terms and conditions as protective of the other Party’s Confidential Information as the terms and conditions of this Article 11, and further provided that in (ii) if a Party is legally required to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance written notice to the latter Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). MGI, its Affiliate, and Licensees shall not disclose information about Decitabine Improvements except to the extent licensed to MGI hereunder, as required in MGI’s performance of its obligations hereunder without SuperGen’s prior written consent.

11.4                           Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Section 11 shall supercede any prior non-disclosure, secrecy, or confidentiality agreement between the Parties. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

11.5                           Terms of the Agreement. Each of the Parties hereto agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed, except (i) to advisors, legal counsel, existing and potential investors and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof, (ii) as required by any court or other governmental body; (iii) as otherwise required by law; (iv) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (v) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; (vi) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the SEC, provided that the filing Party consults in good faith with the Party whose Confidential Information is to be disclosed with respect to the specific disclosure and seeks confidential treatment to the extent reasonably practical; and (vii) as required to be disclosed in such Party’s financial statements as reasonably required or recommended by such Party’s independent auditor.

11.6                           Publication of Licensed Product Information. MGI shall publish, publicly present and/or submit for written or oral publication a manuscript, abstract or the like which includes data or other information relating to Licensed Product only after providing SuperGen with opportunity to review the publication for at least fifteen (15) business days after submission to SuperGen for review. If SuperGen desires to file patent applications with respect thereto SuperGen shall notify MGI within the foregoing fifteen (15) business day period and shall have an additional sixty (60) days to file prior to publication. MGI shall not have the foregoing rights with respect to any materials that include Confidential Information of SuperGen. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or coauthorship, whichever is appropriate.

12. REPRESENTATIONS AND WARRANTIES

12.1                           By SuperGen. SuperGen hereby represents and warrants to MGI as follows:

12.1.1                  SuperGen has been duly organized and is validly existing as a corporation in good standing under the laws of the state of Delaware, with corporate power to conduct any lawful business activity. SuperGen has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

12.1.2                  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by SuperGen have been duly and validly authorized by all requisite corporate action of SuperGen. This Agreement has been duly executed and delivered by SuperGen and constitutes the legal, valid and binding obligation of SuperGen, enforceable against SuperGen in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally, and by general principles of equity.

12.1.3                  The execution, delivery and performance of this Agreement by SuperGen, and the consummation by SuperGen of the transactions contemplated by this Agreement, do not in any material respect (i) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, give rise to any right of termination under, or require any authorization, consent (except as may have been obtained), approval, exemption or other action by or notice to any court or governmental body, under the provisions of SuperGen’s Articles of Incorporation or bylaws or any indenture, mortgage, lease, loan agreement, license or other agreement or instrument to which SuperGen is a party; or (ii) conflict with or result in the violation of any law, statute, rule or regulation or order, judgment or decree to which SuperGen is subject; in each of (i) and (ii) except as disclosed by SuperGen to MGI in that certain disclosure letter provided by SuperGen to MGI of even date herewith (the “Disclosure Letter”).

12.1.4                  SuperGen has received no notice from any of Third Party contractor or licensors (or their licensors) that it is in material breach of any of its obligations under the Third Party Agreements, and it is not aware of any material breach of the Third Party Agreements.

12.1.5                  It (i) is the owner of the entire right, title and interest in and to, or has licensed sufficient rights to, the Licensed Patents and the trade secrets in the Licensed Know-How, free and clear of any liens or encumbrances, sufficient to grant the licenses to MGI thereunder in this Agreement and (ii) has not assigned and/or granted licenses to the Licensed Patents or the Licensed Know-How, or entered into any inconsistent prior obligations, to any other person or entity that conflict with the rights granted hereunder.

12.1.6                  To its actual knowledge as of the date of signing of this Agreement, without independent investigation, the Licensed Patents and Licensed Know-How are not infringed by any Third Party. SuperGen has not received any notice from any person or entity claiming to have any right, title or interest in or to the Licensed Patents and Licensed Know-How and to its actual knowledge as of the date of signing of this Agreement, there is no reason to expect that any such notice is forthcoming. There are no Third Party claims that have been made to SuperGen as of the date of signing of this Agreement that, to SuperGen’s knowledge, would challenge or impair the license of the rights granted to MGI herein, including, without limitation, any claims based upon patents, copyrights or trade secret laws in the Territory; except as disclosed by SuperGen to MGI in the Disclosure Letter.

12.1.7                  As of the date of signing of this Agreement, there are no actions, suits or proceedings pending or threatened in writing against SuperGen at law or in equity before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way materially adversely affect the performance by SuperGen of its obligations under this Agreement, except as disclosed by SuperGen to MGI in the Disclosure Letter.

12.2                           By MGI. MGI hereby represents and warrants to SuperGen as follows:

12.2.1                  MGI has been duly organized and is validly existing as a corporation in good standing under the laws of the state of Minnesota, with corporate power to conduct any lawful business activity. MGI has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by MGI and/or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, which has not been obtained. There is nothing in any agreement between MGI or its Affiliates and any Third Party agreement which, in any way, will limit MGI’s ability to perform all of the obligations undertaken by MGI hereunder, such as without limitation its diligence with respect to the Development and Commercialization of Licensed Products.

12.2.2                  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by MGI have been duly and validly authorized by all requisite corporate action of MGI. This Agreement has been duly executed and delivered by MGI and constitutes the legal, valid and binding obligation of MGI, enforceable against MGI in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally, and by general principles of equity.

12.2.3                  The execution, delivery and performance of this Agreement by MGI and the consummation by MGI of the transactions contemplated by this Agreement do not in any material respect (i) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, give rise to any right of termination under, or require any authorization, consent (except as may have been obtained), approval, exemption or other action by or notice to any court or governmental body, under the provisions of MGI’s Articles of Incorporation or bylaws or any indenture, mortgage, lease, loan agreement, license or other agreement or instrument to which MGI is a party, or (ii) conflict with or result in the violation of any law, statute, rule or regulation or order, judgment or decree to which MGI is subject.

12.2.4                  During the term of this Agreement, MGI shall comply, in all material respects with all applicable statutes, rules and regulations of the FDA, and, to the extent applicable, other Regulatory Authorities, with respect to the clinical testing, manufacture, collection, labeling, storing, testing, or distribution of the Licensed Products, including the then current “Good Manufacturing Practice,” or GMP regulations, “Good Clinical Practice” or GCP regulations, “Good Laboratory Practice” or GLP regulations, “Informed Consent” and “Institutional Review Board” regulations, and all applicable requirements relating to the protection of human subjects for its clinical trials as required by the FDA and any applicable corresponding requirements of the other applicable Regulatory Authorities. MGI shall obtain from the FDA or other applicable Regulatory Authorities,  all requisite permits, approvals, registration and licenses required to Commercialize the Licensed Products prior to marketing or selling a Licensed Product in such country or region.

12.2.5                  It has disclosed to SuperGen in writing prior to the date of signing of this Agreement all of its rights and interests with respect to Competing Products, including all of its plans with respect to Competing Products. It has no rights to Commercialize, and it is not (and does not plan to) Commercialize any Competing Products.

12.3                           DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING, AND EACH PARTY HEREBY DISCLAIMS SUCH OTHER REPRESENTATIONS AND WARRANTIES.

13. INDEMNIFICATION

13.1                           Indemnification of SuperGen. MGI shall indemnify, defend and hold harmless SuperGen, its Affiliates, and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “SuperGen Indemnitees”) from and against any and all losses, costs, claims, damages, liabilities and expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”), including Liabilities resulting from a claim, suit, or proceeding (“Claim”) made or brought by a Third Party against a SuperGen Indemnitee (and further including those arising out of personal injury claims) arising from or occurring as a result of (a) any breach of the representations and warranties made by MGI in this Agreement; (b) any research, Development, testing, importation, use, offer for sale, sale, marketing, distribution, Manufacture, or other Commercialization of any Licensed Product by or under authority of MGI, its Affiliates or Licensees , (c) any act, omission, or failure of MGI or any of its Affiliates or Licensees to comply in any material respect, with any applicable laws, regulations and/or administrative decisions relating to Licensed Products or (d) a Claim by a Third Party as a result of MGI exercising rights exceeding the scope of the license grant from SuperGen pursuant to the provisions of Article 2 or arising out of or relating to breach of Articles 9 or 11; except in each case to the extent caused by the gross negligence or willful misconduct of SuperGen.

13.2                           Indemnification of MGI. SuperGen shall indemnify, defend and hold harmless MGI, its Affiliates, and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “MGI Indemnitees”) from and against any and all Liabilities, including Liabilities resulting from a Claim made or brought by a Third Party against an MGI Indemnitee arising from or occurring as a result of  (a) any breach of the representations and warranties made by SuperGen in this Agreement or (b) any act, omission of failure of SuperGen or any of its Affiliates to comply in any material respect with any applicable laws, regulations and/or administrative decisions relating to Licensed Products; except in each case to the extent caused by the gross negligence or willful misconduct of MGI.

13.3                           Procedure. A SuperGen Indemnitee or MGI Indemnitee, as the case may be, that intends to claim indemnification (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim indemnification under this Article 13. The Indemnitor shall have the sole right to control the defense and settlement of such Claim; provided, that the Indemnitee shall have the right to participate in the defense or settlement of such Claim with counsel of its own choosing at its expense. The Indemnitor shall keep the Indemnitee fully informed of the progress of any such Claim. The indemnity arrangement in this Article 13 shall not apply to amounts paid in settlement of any action with respect to a Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 13 but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Article 13. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification at the expense of the Indemnitor.

13.4                           Insurance. Each Party shall procure and maintain at its own cost comprehensive general liability (including coverage for products and maintained for a period of at least five (5) years after the expiration or termination of this Agreement), product liability, clinical trial liability, and property and casualty insurance providing commercially reasonable coverage (at least US$10,000,000 coverage) for its activities under this Agreement and its equipment, premises and businesses. MGI will maintain foreign local coverage in the Territory where required by foreign law in an amount that, at a minimum, satisfies the legal requirements of that jurisdiction. The insurance policies of the Parties in the United States shall be with financially strong insurance carriers (AM Best Rating of “A: VIII” or higher) and will be primary to any other insurance owned, secured or in place. MGI shall name SuperGen as an additional insured on such policies. Each Party will furnish to the other Party the corresponding certificates of insurance that evidence the foregoing within thirty (30) days of the Effective Date.

14. TERM AND TERMINATION

14.1                           Term. This Agreement shall be effective as of the Effective Date; provided, however, that, solely this Section 14.1, and Sections 16.2.1 (Governing Law), 16.2.2 (Submission to Jurisdiction), 16.2.3 (Waiver of Jury Trial), 16.2.4 (Other Remedies), 16.2.5 (Injunctive Relief) and 16.5 (Notices) shall be effective as of the date of signing hereof. Prior to the Effective Date, neither Party shall take any action prohibited by Section 5.4 of the Stock Purchase Agreement. Unless earlier terminated pursuant to the other provisions of this Agreement, this Agreement shall expire, on a country-by-country and Licensed Product-by-Licensed Product basis, upon the later of (a) twenty (20) years after First Commercial Sale of the applicable Licensed Product in the respective country, and (b) the expiration, termination, invalidation, or abandonment of all Patent Rights within the Licensed Patents covering the respective Licensed Product, or the manufacture or use thereof, in the respective country. Notwithstanding any other provisions to the contrary, in the event the Effective Date does not occur prior to the termination of the Stock Purchase Agreement, this Agreement shall terminate and all provisions of this Agreement other than those contained in the first sentence of this Section 14.1 shall be deemed null and void.

14.2                           Termination for Non-Payment. In the event a Party fails to pay any undisputed amount due under this Agreement within thirty (30) calendar days following receipt of written notice of such non-payment by the other Party the other Party may, by written notice to such Party, terminate this Agreement in whole. An amount shall be deemed to be undisputed except to the extent that the Party that is required to make the payment provides the other Party with written notice reasonably describing the amounts disputed, and the reason for the dispute, promptly after receipt of notice of non-payment.

14.3                           Termination for Material Breach.

14.3.1                  Without limiting either Party’s ability to terminate in accordance with the other provisions of this Article 14, in the event of a Party’s material breach of this Agreement, the non-breaching Party shall have the right to provide notice of its intention to terminate this Agreement  (in whole or in part as set forth in Section 14.5). The Parties further agree that a material breach of Section 5.3.1, 5.3.2 or 5.3.3 or Section  7.1, 7.8 or in the number of deployed sales personnel pursuant to the provisions of Section 7.3, without limitation, shall constitute a material breach of this Agreement. Such notice shall specify in reasonable detail the facts and circumstances constituting the material breach of this Agreement. Upon the expiration of sixty (60) calendar days after receipt by the breaching Party of such notice, if the breaching Party: (a) has not cured such material breach when it is possible to cure such breach during such 60-day period or (b) is not exerting Diligent Efforts to cure such breach throughout such 60-day period where it is not possible to cure such breach within such 60-day period, then the non-breaching Party shall be entitled to exercise the rights set forth in Section 14.5. In the event under (b) above that despite Diligent Efforts to cure such material breach, if such material breach has not been cured within six (6) months following receipt of notice of material breach as set forth above by the breaching Party, then the non-breaching Party shall be entitled to exercise the rights set forth in Section 14.5.

14.3.2                  SuperGen shall have the right to terminate this Agreement effective upon written notice if MGI undergoes a Change of Control with an entity other than an Equivalent Pharmaceutical Company.

14.4                           Insolvency of a Party. The Parties shall have the respective rights set forth in this Section 14.4 in the event of the Insolvency of the other Party.

14.4.1                  For purposes of this Agreement and this Section 14.4, “Insolvent” shall mean:

(i) the commencement of a voluntary case or other voluntary proceeding seeking liquidation, reorganization or other relief by a Party with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or of any substantial part of its property to which this Agreement pertains, or the consent by a Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or making a general assignment for the benefit of creditors, or, or taking any corporate action to authorize any of the foregoing; has an involuntary case or other involuntary proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of ninety (90) days; or an order for relief is entered against such Party under applicable bankruptcy laws; or

(ii) the inability of a Party to pay its debts as they become due and such Party has explicitly or implicitly suspended payment of all or substantially all of its debts as they become due, or in the event that the creditors of such Party take over its management.

14.4.2                  Termination in the Event of MGI’s Insolvency. SuperGen may terminate this Agreement upon written notice to MGI in accordance with the provisions of Section 16.5, if, at any time, MGI is Insolvent as defined in Section 14.4.1

14.4.3                  Rights in the Event of Insolvency. The Parties acknowledge and agree that the rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code, and thatthe Parties, each as a licensee hereunder, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In addition, if at any time SuperGen is Insolvent as defined in Section 14.4.1, then upon written notice of MGI requesting such transfer, SuperGen shall transfer all of its remaining responsibilities as set forth in Section 5.2.1.

14.5                           In the event of the occurrence of a termination event or failure to cure under the terms of Section 14.2 or 14.3.1 or 14.4, the non-breaching Party shall have the right to terminate this Agreement in its entirety; provided that with respect to terminations other than for non-payment: (x) this Agreement shall terminate only in a given country in the Territory where such termination event relates only to the Development or Commercialization of Licensed Products in such given country; or (y) this Agreement shall terminate only with respect to the particular Licensed Products in the Territory containing the same active ingredient where such termination event relates only to the Development or Commercialization of those particular Licensed Products but not to any other Licensed Product that is being Developed or Commercialized at the same time in the Territory; by giving a notice of termination, which shall be effective on the date such notice is received pursuant to the provisions of Section 16.5.

15. EFFECT OF EXPIRATION OR TERMINATION

15.1                           Accrued Obligations. Termination or expiration of this Agreement for any reason shall not release any Party hereto from any liability (including payments due for a period prior to such termination or expiration) which, at the time of such termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

15.2                           Effects of any Expiration or Termination. Upon any expiration or termination of this Agreement in whole or in part, Articles 11, 13, 15, and 16, and Sections 5.3.5, 6.5, 9.1, 9.4 (last sentence only) , 9.8, 10.4, 10.7, and 12.3 shall survive such expiration or termination. In addition, Sections 7.5, 7.6, 7.7, and 9.5 shall survive with respect to Licensed Products sold by or under authority of MGI. MGI shall remain obligated to reimburse SuperGen pursuant to Section 5.2.1 for costs and expenses incurred prior to termination or expiration.

15.2.1                  In addition to the provisions specified in Section 15.2.1 above, during the Wind-Down Period and/or with respect to sales of Licensed Products after termination, the following provisions shall survive: 3.1, 3.2, 3.3 (with respect to sales of Licensed Products after termination), 3.4, 4.3, 7.8.1 (last sentence), 8, 9.7 and 9.8.

15.2.2                  MGI’s rights and licenses hereunder shall survive solely to the extent necessary for MGI to perform its responsibilities pursuant to Section 15.3 below. None of MGI, its Affiliates, and Licensees shall have any right to grant or authorize any rights or licenses under Section 2.1. All other terms and conditions shall terminate and have no further force or effect. For clarity, in the event that rights are terminated only with respect to certain Licensed Products or countries, the Development and Commercialization of such Licensed Product or in such countries by and under authority of SuperGen shall not be subject to Sections 2.3 or 2.4.

15.2.3                  All rights of cross reference that have been provided to MGI shall terminate. All prosecution and enforcement of Licensed Patents by or under authority of MGI shall be transitioned to SuperGen promptly, except to the extent otherwise agreed in writing.

15.3                           Rights on Expiration or Termination. References to termination in this Article 15 shall be deemed to include expiration of this Agreement. Upon any termination of this Agreement in its entirety, the following shall apply. In the event that this Agreement is terminated only with respect to a country, then the following shall apply, but only with respect to Licensed Products to be manufactured or sold for use in that country, notwithstanding anything to the contrary below. In the event that this Agreement is terminated only with respect to a particular Licensed Product (e.g. only Licensed Products for treating a particular indication), then the following shall apply, but only with respect to such Licensed Products, notwithstanding anything to the contrary below.

15.3.1                  Wind-down Period. Following expiration of this Agreement or termination as set forth above, the Parties agree as follows, provided that at its option, SuperGen may terminate the Wind-down Period as otherwise set forth herein, upon thirty (30) days written notice to MGI.

(a)  Development. In the event that a Licensed Product is under Development in the Territory, at SuperGen’s request, MGI agrees to continue for a period not to exceed ninety (90) days after such termination the Development at its own expense, and to transition such Development to SuperGen to the extent requested.

(b)  Commercialization. At SuperGen’s request, if Marketing Authorization has been or is obtained for a Licensed Product, then MGI and its Affiliates and Licensees shall continue to Commercialize the Licensed Product in the same manner in each country in the Territory for which Marketing Authorization therefor has been obtained, in accordance with the terms and conditions of this Agreement, for a period not to exceed two hundred forty (240) days following such termination it being understood that SuperGen and MGI will work diligently to transition such activities as soon as reasonably practicable  Notwithstanding any other provision of this Agreement, during the Wind-down Period, MGI’s, its Affiliates’ and Licensees’ rights with respect to the Licensed Products shall be non-exclusive, and SuperGen shall have the right to engage one or more other distributor(s) and/or licensee(s) to Develop and Commercialize the Licensed

Products in all portions of the Territory that have been terminated. Article 3 shall continue to apply with respect to all Licensed Products sold, used or disposed by MGI, its Affiliates and Licensees during the Wind-down Period or otherwise as set forth below. All rights of MGI, its Affiliates, and Licensees with respect to the Licensed Products shall be terminated at the end of the Wind-down Period, and unless otherwise mutually agreed or unless rights have been terminated only with respect to a specified country, and MGI retains rights to Develop and Commercialize the Licensed Products for other countries, all Licensed Products in the possession of MGI, its Affiliates, and Licensees that are not sold during such Wind-down Period shall be destroyed, provided, however, that MGI shall have a minimum of ninety (90) days following termination to sell its remaining inventory, without regard to the actual length of the Wind-down Period.

15.3.2                  Assignment of MAA and Marketing Authorizations. MGI shall assign or cause to be assigned to SuperGen (or if not so assignable, MGI shall take all reasonable actions to make available to SuperGen (including by providing copies) and to give SuperGen and its Affiliates and its designees a right of reference to) all Regulatory Documentation (including MAAs and Marketing Authorizations) and Supporting Data for the Licensed Products. In each case the foregoing assignment (or availability and right of reference) shall be made or provided no later thirty (30) days after termination, and MGI shall take, and shall cause its Affiliates and Licensees to take, such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights thereunder to SuperGen. In addition, MGI shall promptly provide to SuperGen a copy of all Regulatory Documentation, Supporting Data, Confidential Information, and Derivative Patents, pertaining to the Licensed Product to the extent not previously provided to SuperGen. SuperGen shall have sole control over all Regulatory Documentation and meetings and communications with Regulatory Authorities immediately upon termination.

15.3.3                  Transition. MGI shall use Diligent Efforts to cooperate with SuperGen and its designee(s) to effect a smooth and orderly transition in the Development and Commercialization of the Licensed Products in the Territory. Without limiting the foregoing, MGI shall provide SuperGen copies of Sales Materials, Licensed Product labeling, other customer information, each relating to the Licensed Product to the extent not previously provided to SuperGen. In addition, MGI shall refer all inquiries regarding the Licensed Products after the Wind-down Period (and during the Wind-down Period to the extent requested by SuperGen) to SuperGen and its designees. In addition, MGI shall provide to SuperGen a list of all customers purchasing Licensed Products from MGI in the year prior to termination or expiration of the Agreement

15.3.4                  Supply. At SuperGen’s option and election, MGI shall, to the extent assignable, assign all Third Party manufacturing agreements related to Decitabine or Licensed Products to SuperGen immediately upon termination of the Agreement in its entirety. In the event that MGI has undertaken to manufacture Decitabine or Licensed Products directly, SuperGen shall be afforded the same rights following termination or expiration of the Agreement as is granted pursuant to the provisions of Section 6.5.

15.3.5                  Rights. To the extent not assigned to or owned by SuperGen, MGI hereby grants to SuperGen, effective following termination of this Agreement but no later than the end of the Wind-down Period, a worldwide, irrevocable, fully paid, royalty free, right and license, under the Derivative Patents, Product Trademarks, Sales Materials, and Confidential Information, with the right to grant and authorize sublicenses, to use, disclose, reference, publicly display, modify, reproduce, distribute, and otherwise exploit and dispose of for any purpose the Derivative Patents, Product Trademarks, Sales Materials, and Confidential Information, including the right to make, have made, use, sell, offer to sell, import and otherwise exploit and dispose of the Licensed Products in the Territory; provided that SuperGen shall not exercise the foregoing rights and licenses until termination of this Agreement in whole or in part. For clarity, the foregoing rights include the right for SuperGen to purchase, and obtain information regarding, the Licensed Product directly from MGI’s contract manufacturers after termination, and MGI shall provide such authorizations to the contract manufacturers as may be necessary for such purpose.

15.3.6                  Return of Materials. Within forty-five (45) days after the end of the Wind-down Period, MGI shall, and shall cause its Affiliates and Licensees to, deliver to SuperGen, or to the extent requested by SuperGen destroy, all Product Trademarks, Regulatory Documentation, Supporting Data, and other Confidential Information of SuperGen, (“Licensed Product Materials”) (except to the extent otherwise authorized by SuperGen)  that is in MGI’s, its Affiliates, or any Licensees possession or control, and provide written certification thereof; provided that MGI, its Affiliates, and Licensees may retain and use copies of any such Licensed Product Materials that relate to Licensed Products for which MGI’s rights have not been terminated under this Agreement, as reasonably necessary for its continued Development and Commercialization of such non-terminated Licensed Products in accordance with this Agreement. Effective upon the end of the Wind-down Period (or sooner if requested by SuperGen), MGI shall cease, and shall cause its Affiliates and Licensees to cease, all use of Product Trademarks, Regulatory Documentation, Supporting Data, and Confidential Information of SuperGen, with respect to terminated Licensed Product in the terminated countries in the Territory.

15.3.7                  Licensees. Any Licensees engaged by MGI of Licensed Products in the Territory to the extent terminated under this Agreement shall, at the request of SuperGen in its discretion, be assigned and otherwise transferred to SuperGen to the furthest extent possible. In the event SuperGen does not request assignment or transfer of such Licensees, then the rights of such Licensees with respect to the Licensed Products in the terminated countries in the Territory shall terminate upon termination of MGI’s rights under this Agreement with respect to the terminated Licensed Product in such countries..

16. MISCELLANEOUS

16.1                           Article and Section Headings, Language and Construction. The article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Articles,” “Sections” and “Exhibits” refer to the articles, sections and exhibits of this Agreement. The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any subdivision contained in this Agreement. The words “include”

and “including” when used herein are not exclusive and mean “include, without limitation” and “including, without limitation,” respectively. References in this Agreement to “days” shall mean calendar days unless expressly indicated to the contrary. This Agreement has been negotiated by the Parties and their respective counsel. Accordingly, this Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

16.2                           Governing Law, Submission to Jurisdiction; Waiver of Jury Trial; Other Remedies; Injunctive Relief.

16.2.1.Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York  as applied to contracts entered into solely between residents of, and to be performed entirely within, such state, and without reference to principles of conflicts of laws or choice of laws.

16.2.2  Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party hereto or its successors or assigns shall be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

16.2.3  Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES  IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

16.2.4  Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

16.2.5  Injunctive relief. Because of, among other things, the unique nature of the Licensed Patents, Decitabine Improvements and Licensed Know-How which are the subject of this Agreement, the potential that lost opportunity costs will not be quantifiable, and the fact that time is of the essence to the adequate development and marketing of the Licensed Products relating to the Licensed Patents, Decitabine Improvements and Licensed Know-How, the Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement, were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that injunctive relief enforcing the terms of this Agreement is appropriate.

16.3                           No Implied Waivers; Rights Cumulative. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants, representations, or warranties herein set forth shall be effective unless in a writing signed by such Party, and no such written waiver shall be deemed a waiver as to any subsequent and/or similar breach or default.

16.4                           Independent Contractors. The relationship of MGI and SuperGen established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any relationship other than independent contractors. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

16.5                           Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered in person, by a nationally recognized overnight courier, or by facsimile (receipt confirmed, with a confirmation notice sent by one of the other methods specified herein), to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the term, and shall be deemed to have been given when received unless otherwise specified herein as when sent.

MGI:	MGI PHARMA, INC.
5775 West Old Shakopee Road, Suite 100
Bloomington, MN 55437-3174
Attn: Eric P. Loukas, General Counsel
Fax: 952-406-3281

With a copy to:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attn: Timothy S. Hearn
Fax: 612-340-8738

SuperGen:

SuperGen, Inc.
4140 Dublin Road, Suite 200
Dublin, CA 94568
Attn: Dr. James S.J. Manuso, President and
Chief Executive Officer
Telephone: (925) 560-0100
Facsimile: (925) 551-5695

With a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050

Attn: John V. Roos, Esq.
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

Or to such other address (including electronic mail address) as SuperGen shall have furnished to MGI in writing or by electronic mail. Notices that are mailed by (i) first class mail shall be deemed received three (3) business days after deposit in the mail and (ii) Express Mail or overnight courier shall be deemed received one (1) business day after deposit in the mail or delivery to such courier. In the event that the notice is sent by facsimile, notice shall be deemed to have been received when sent and confirmed as to receipt.

16.6                           Assignment. This Agreement shall not be assignable by either Party to any other person or entity without the written consent of the other Party hereto; except that either Party may assign this Agreement without consent of the other Party to a successor-in-interest to all or substantially all of the business or assets of the assigning Party, in each case whether by merger, acquisition, operation of the law, or otherwise; provided, however, that the successor-in-interest in the case of MGI must be an Equivalent Pharmaceutical Company; and provided further that the successor-in-interest assumes this Agreement in writing or by operation of law.

16.7                           Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all Parties.

16.8                           Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting Party, unless such assertion is eliminated and the effect of such assertion cured within such sixty (60) day period. Any termination in accordance with the foregoing sentence shall be deemed a termination pursuant to Section 14.3 and the Party who made such assertion shall be deemed the breaching Party.

16.9                           Publicity Review. Neither Party shall originate any written publicity, news release or other public announcement or statement relating to the announcement or terms of this Agreement (collectively, a “Public Disclosure”), without the prior review and written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may make any public Public Disclosure it believes in good faith based upon the advice of counsel is required by applicable law, rule or regulation or any listing or trading agreement concerning its or its Affiliates’ publicly traded securities; provided, however, that such

Public Disclosure shall minimize to the extent possible the financial information disclosed, and that prior to making such Public Disclosure, the disclosing Party shall provide to the other Party a copy of the materials proposed to be disclosed and provide the receiving Party with an opportunity to promptly review the Public Disclosure. Notwithstanding the foregoing, the Parties shall agree upon a joint press release to announce the execution of this Agreement, together with a corresponding Question & Answer outline for use in responding to inquiries about the Agreement; thereafter, MGI and SuperGen may each disclose the information contained in such press release and Question & Answer outline without the need for further approval by the other. In addition, notwithstanding anything to the contrary, each Party shall have the right to disclose the existence and terms of this Agreement to the extent set forth in Section 11.5 above.

16.10                     Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

16.11                     Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of SuperGen and MGI are subject to prior compliance with United States and foreign export regulations and such other United States and foreign laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions. SuperGen and MGI shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

16.12                     Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, HOWEVER CAUSED AND WHETHER BASED IN CONTRACT, TORT OR UNDER ANY OTHER THEORY OF LIABILITY. THE FOREGOING LIMITATIONS FURTHER SHALL NOT APPLY TO EITHER PARTY’S OBLIGATIONS UNDER ARTICLE 13, OR EITHER PARTY’S BREACH OF ARTICLE 11. The Parties agree that nothing in this Section 16.12 shall in any way affect or impair the ability of the Parties to seek injunctive relief pursuant to Section 16.2 hereof.

16.13                     No Solicitation. For a period of three (3) years after the Effective Date, each Party shall not, without the other Party’s prior written consent, solicit the employment of any person that is employed by such other Party or its Affiliate; provided that such restriction shall not prevent either Party from making solicitations of employment that are directed generally at Third Parties, whether or not employed by such other Party, and shall not prevent the hire of individuals responding to such general solicitations of employment.

16.14                     Entire Agreement. This Agreement, together with all the Exhibits hereto constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect thereto, including any term sheet.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered in duplicate originals.

SUPERGEN, INC.		MGI PHARMA, INC.

By:	/s/ James S.J. Manuso	By:	/s/ Leon O. Moulder Jr.

Name:	James S.J. Manuso	Name:	Leon O. Moulder Jr

Title:	Chairman, President & CEO	Title:	President & CEO

EXHIBIT 1.10

DECITABINE

Names:	decitabine (USAN and INN)

Other Names:

NSC-127716; DAC; AzDC; Deoxyazacytidine; 5-Azadeoxycytidine; 5-Aza-2’-deoxycytidine; s-Triazin-2(1H)-one, 4-amino-1-(2-deoxy-b-D-erythro-pentofuranosyl-(8CI); 1,3,5-Triazin-2(H)-one, 4-amino-1-(2-deoxy-b-D-erythro-pentofuranosyl- (9CI); 5-Aza-CdR; 1-(2’-deoxy-D-ribofuranosyl)-5-azacytosine; dezocitidine

Chemical Name (IUPAC):  4-Amino-1-(2-deoxy-b-D-erythro-pentofuranosyl)-1,3,5-triazin-2(1H)-one

CAS Registry Number:  2353335

The molecular structure with stereochemistry is shown in Figure 1.  Chiral centers are at positions 1’, 3’ and 4’ in the sugar ring.

Figure 1 - Molecular Structure of Decitabine

Molecular Formula:  C8H12N4O4

Molecular Weight/Mass:  228.21 daltons

[Confidential]

EXHIBIT 1.19

EXCLUDED ENTITIES

Pharmion Corporation and its Affiliates

[Confidential,]

EXHIBIT 1.26

LICENSED PATENTS

Title	US/Foreign Patent Number	Filing Date	Status	WSGR Docket Number
RESTORING CANCER-SUPPRESSING FUNCTIONS TO NEOPLASTIC CELLS THROUGH DNA HYPOMETHYLATION	6,613,753	9/2/2003	Issued	12636-853
RESTORING CANCER-SUPPRESSING FUNCTIONS TO NEOPLASTIC CELLS THROUGH DNA HYPOMETHYLATION	10/613,222 (US-2004-0052864)	7/3/2003	Published	12636-330
RESTORING CANCER-SUPPRESSING FUNCTIONS TO NEOPLASTIC CELLS THROUGH DNA HYPOMETHYLATION	10/686,047 (US 2004-0109846)	10/14/2003	Published	12636-330.301
*	*	*	*	*
RESTORE CANCER-SUPPRESSING FUNCTIONS TO NEOPLASTIC CELLS THROUGH DNA HYPOMETHYLATION	PCT/US02/04135 (WO 02/067681)	2/11/2002	Published	12636-265
RESTORE CANCER-SUPPRESSING FUNCTIONS TO NEOPLASTIC CELLS THROUGH DNA HYPOMETHYLATION	EP 02717415.0 (1383379)	2/11/2002	Published	12636-332
*	*	*	*	*
LIQUID FORMULATION OF DECITABINE AND USE OF THE SAME	10/164,276 (US 2003-0229047)	6/5/2002	Published	12636-257
*	*	*	*	*
*	*	*	*	*
LIQUID FORMULATION OF DECITABINE AND USE OF THE SAME	PCT/US03/17293 (WO 03/103687)	5/30/2003	Published	12636-329
METHOD FOR TREATING CHRONIC MYELOGENOUS LEUKEMIA	10/071,849 (US 2003-0147813)	2/7/2002	Published	12636-260
METHOD FOR TREATING DISEASES ASSOCIATED WITH ABNORMAL KINASE ACTIVITY	10/206,854 (US-2004-0127453)	7/26/2002	Published	12636-273
METHOD FOR TREATING DISEASES ASSOCIATED WITH ABNORMAL KINASE ACTIVITY	PCT/US03/03537 (WO 03/065995)	2/6/2003	Published	12636-312
*	*	*	*	*
COMPOSITIONS AND METHODS FOR RE-ESTABLISHING GENE TRANSCRIPTION THROUGH INHIBITION OF DNA METHYLATION AND HISTONE DEACETYLASE	PCT/US02/12092 (WO 02/085400)	4/19/2002	Published	12636-286
PHARMACEUTICAL FORMULATIONS TARGETING SPECIFIC REGIONS OF THE GASTROINTESTINAL TRACT	60/423,179	10/31/2002	Expired	12636-304

CONFIDENTIAL TREATMENT REQUEST

*Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Title	US/Foreign Patent Number	Filing Date	Status	WSGR Docket Number
PHARMACEUTICAL FORMULATIONS TARGETING SPECIFIC REGIONS OF THE GASTROINTESTINAL TRACT	10/698,983 (US 2004-0162263)	10/31/2003	Published	12636-304.201
PHARMACEUTICAL FORMULATIONS TARGETING SPECIFIC REGIONS OF THE GASTROINTESTINAL TRACT	PCT/US03/034781 (WO 04/041195)	10/31/2003	Published	12636-304.601
*	*	*	*	*
COMPOSITION AND METHOD FOR TREATING NEUROLOGICAL DISORDERS	60/489,394	7/22/2003	Expired	12636-310
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*

2

[Confidential]

EXHIBIT 1.36

ORPHAN DRUG DESIGNATIONS

US	Indication	FDA Approval of Orphan Drug Designation	SGI request to FDA for transfer of Orphan Drug Designation	FDA acknowledgement of transfer of orphan drug designation To SuperGen.

	Acute Leukemia	August 3, 1987	October 25, 2000	November 20, 2000

	MDS	March 8, 1999	October 25, 2000	November 20, 2000

	CML	March 8, 1999	October 25,2000	November 20, 2000

	Sickle Cell Anemia	September 9, 2002 (SGI Request)	N/A	N/A

EC	Indication	European Commission approval of Orphan Drug Designation

	MDS	February 14, 2003 (EuroGen Request)

EXHIBIT 1.46

THIRD PARTY AGREEMENTS

Agreements to be Assigned to MGI

No.	Parties & Title of Agreement

1	Clinical Study Agreement between SuperGen, Inc. and Beth Israel Deaconess Medical Center dated September 12, 2003.

2	Clinical Study Agreement between SuperGen, Inc. and City of Hope National Medical Center dated October 18, 2002.

3	Clinical Study Agreement between SuperGen, Inc. and Hackensack University Medical Center dated March 9, 2004.

4	Clinical Study Agreement between SuperGen, Inc. and Health Research Association dated October 17, 2002.

5	Clinical Study Agreement between SuperGen, Inc. and New York Medical College dated May 23, 2002 and amended as of May 23, 2003.

6	Clinical Study Agreement between SuperGen, Inc. and Park Nicollet Institutes Metro-Minnesota Community Clinical Oncology Program dated October 11, 2002.

7	Clinical Study Agreement between SuperGen, Inc. and Scripps Health dated November 19, 2002.

8	Clinical Study Agreement between SuperGen, Inc. and The Board of Trustees of the University of Illinois dated September 13, 2001 and amended as of May 31, 2002.

9	Clinical Study Agreement between SuperGen, Inc. and The Ohio State University Research Foundation dated August 27, 2002.

10	Clinical Study Agreement between SuperGen, Inc. and The University of Texas MD Anderson Cancer Center dated June 18, 2002 and amended as of June 18, 2003.

11	Clinical Study Agreement between SuperGen, Inc. and The University of Texas MD Anderson Cancer Center dated September 18, 2003.

12	Clinical Study Agreement between SuperGen, Inc. and The University of Texas MD Anderson Cancer Center dated November 17, 2003.

13	Clinical Study Agreement between SuperGen, Inc. and The University of Pittsburgh dated May 26, 2004.

14	Clinical Study Agreement between SuperGen, Inc. and The University of Pittsburgh dated May 26, 2004.

15	Clinical Study Agreement between SuperGen, Inc. and The University of Pittsburgh dated May 26, 2004.

16	Clinical Study Agreement between SuperGen, Inc. and Universite` de Montreal dated January 24, 2002 and amended as of January 24, 2003.

17	Clinical Study Agreement between SuperGen, Inc. and University Clinical Center Freiburg dated February 11, 2003.

No.	Parties & Title of Agreement

18	Clinical Study Agreement between SuperGen, Inc. and Duke University dated July 9, 2003.

19	Clinical Study Agreement between SuperGen, Inc. and Liberty Hematology/ Oncology dated July 1, 2002.

20	Clinical Study Agreement between SuperGen, Inc. and University Health Network dated November 15, 2002.

21	Letter Agreement re Proposal between SuperGen, Inc. and European Organization for Research and Treatment of Cancer dated January 16, 2003.

22	Clinical Study Agreement between SuperGen, Inc. and H. Lee Moffitt Cancer Center and Research Institute Hospital, Inc. dated July 16, 2004.

Agreements to be Retained by SuperGen unless Consent is Obtained Pursuant to Section 9.8

No.	Parties & Title of the Agreements

1

Clinical Trial Agreement between SuperGen, Inc. and The Cancer Research Campaign dated April 6, 2004. [This Agreement is deemed confidential and will not be provided until SuperGen obtains consent to disclose this Agreement.

2

Clinical Trial Agreement between SuperGen, Inc. and The Cancer Research Campaign dated November 14, 2001. [The exhibits were not provided since the exhibits were deemed confidential information of The Cancer Research Campaign and will not be provided until SuperGen obtains consent to disclose this Agreement.]

3

Drug Substance Validation and Supply Agreement between SuperGen, Inc. and Ferro Pfanstiehl Laboratories, Inc. dated July 2, 2003. [Only the version available on EDGAR was provided and an unredacted version will not be provided until SuperGen obtains consent to disclose this Agreement.]

4	Cooperative Research and Development Agreement between NCI and Pharmachemie dated August 1998 amended as of March 13, 2000, August 3, 2000, August 14, 2002 and August 3, 2004.

5	Manufacturing Agreement between SGI and Pharmachemie B.V. dated September 10, 1999.

Agreements to be Retained by SuperGen

No.	Parties & Title of Agreement

1	Clinical Study Agreement between SuperGen, Inc. and Alta Bates Comprehensive Center dated March 16, 2001.

2	Clinical Study Agreement between SuperGen, Inc. and Biomedical Research Foundation dated November 20, 2001.

3	Clinical Study Agreement between SuperGen, Inc. and City of Hope National Medical Center dated January 24, 2002 and amended as of January 24, 2003.

4	Clinical Study Agreement between SuperGen, Inc. and Dana-Farber Cancer Center dated May 9, 2001.

5	Clinical Study Agreement between SuperGen, Inc. and Duke University dated May 2, 2001 and amended as of May 1, 2002 and May 2, 2003.

6	Clinical Study Agreement between SuperGen, Inc. and Duke University dated January 9, 2002 and amended January 9, 2003.

7	Clinical Study Agreement between SuperGen, Inc. and East Bay Institute For Research & Education dated January 30, 2002.

8	Clinical Study Agreement between SuperGen, Inc. and Health Research, Inc. dated July 30, 2001.

9	Clinical Study Agreement between SuperGen, Inc. and Health Research, Inc. dated January 2, 2002.

10	Clinical Study Agreement between SuperGen, Inc. and Loma Linda University dated September 12, 2001 and amended as of September 11, 2002 and January 22, 2004.

11	Clinical Study Agreement between SuperGen, Inc. and Loma Linda University dated September 25, 2002.

12	Clinical Study Agreement between SuperGen, Inc. and Minnesota Veterans Research Institute dated June 11, 2001 and amended as of June 10, 2002 and June 11, 2003.

13	Clinical Study Agreement between SuperGen, Inc. and New England Medical Center Hospitals, Inc. dated October 19, 2001.

14	Clinical Study Agreement between SuperGen, Inc. and Rush-Presbyterian-St. Luke’s Medical Center dated February 28, 2002.

15	Clinical Study Agreement between SuperGen, Inc. and Rush-Presbyterian-St. Luke’s Medical Center dated April 9, 2002 and amended as of April 9, 2003.

16	Clinical Study Agreement between SuperGen, Inc. and Scripps Health dated February 20, 2002 and amended as of February 20, 2003.

17	Clinical Study Agreement between SuperGen, Inc. and Scripps Health dated April 10, 2003.

18	Clinical Study Agreement between SuperGen, Inc. and Sloan-Kettering Institute for Cancer Research dated October 22, 2001.

No.	Parties & Title of Agreement

19	Clinical Study Agreement between SuperGen, Inc. and Southwest Regional Cancer Center dated February 20, 2001 and amended as of February 19, 2002 and February 20, 2003.

20	Clinical Study Agreement between SuperGen, Inc. and SouthWest Regional Cancer Center dated October 25, 2001 and amended as of October 25, 2002.

21	Clinical Study Agreement between SuperGen, Inc. and Texas Oncology at Medical City dated August 30, 2001 and amended as of August 30, 2002.

22	Clinical Study Agreement between SuperGen, Inc. and Texas Oncology at Medical City dated January 15, 2002 and amended as of January 15, 2003.

23	Clinical Study Agreement between SuperGen, Inc. and The Board of Trustees of the University of Illinois dated August 2, 2001.

24	Clinical Study Agreement between SuperGen, Inc. and the Board of Trustees of the University of Arkansas dated March 8, 2002.

25	Clinical Study Agreement between SuperGen, Inc. and The Memphis Cancer Center dated September 6, 2001 and amended as of September 6, 2002.

26	Clinical Study Agreement between SuperGen, Inc. and The Memphis Cancer Center dated February 26, 2002.

27	Clinical Study Agreement between SuperGen, Inc. and The University of Texas MD Anderson Cancer Center dated April 11, 2002 and amended as of April 11, 2003.

28	Clinical Study Agreement between SuperGen, Inc. and the University of South Florida Board of Trustees dated April 15, 2002.

29	Clinical Study Agreement between SuperGen, Inc. and The University of Florida dated May 23, 2002 and amended as of July 3, 2003.

30	Clinical Study Agreement between SuperGen, Inc. and the University Health Network dated December 2, 2002.

31	Clinical Study Agreement between SuperGen, Inc. and the University of South Florida dated February 24, 2003.

32	Clinical Study Agreement between SuperGen, Inc. and The University of Florida dated May 23, 2002 amended as of July 3, 2003 and January 1, 2004.

33	Clinical Study Agreement between SuperGen, Inc. and The West Clinic P.C. dated July 16, 2002.

34	Clinical Study Agreement between SuperGen, Inc. and University of South Florida dated April 26, 2001 and amended as of August 28, 2002 and April 26, 2003.

35	Clinical Study Agreement between SuperGen, Inc. and University of South Florida dated June 28, 2001 and amended as of June 27, 2002 and June 28, 2003.

36	Clinical Study Agreement between SuperGen, Inc. and University of North Carolina at Chapel Hill dated August 16, 2001.

No.	Parties & Title of Agreement

37	Clinical Study Agreement between SuperGen, Inc. and University of Massachusetts Worcester dated February 20, 2002 and amended as of February 20, 2003.

38	Clinical Study Agreement between SuperGen, Inc. and University of Miami Sylvester Cancer Center dated August 29, 2002.

39	Clinical Study Agreement between SuperGen, Inc. and Washington University dated July 11, 2001.

40	Clinical Study Agreement between SuperGen, Inc. and Washington University dated April 11, 2003.

41	Laboratory Study Agreement between SuperGen, Inc. and The University of Texas M.D Anderson Cancer Center dated March 1, 2002.

42	Letter Agreement between SuperGen, Inc. and Ohio State University dated October 12, 2000.

43

Professional Services Agreement between SuperGen, Inc. and Primedica dated February 17, 2001. [Exhibit A, the Letter of Authorization, is not being provided because Primedica stated that the document contains proprietary information that is confidential to Primedica. The letter authorized Primedica to perform services in accordace with the agreement.]

44

Master Professional Services Agreement between SuperGen, Inc. and Charles River Laboratories dated September 5, 2001. [Three exhibits are not being provided because Charles River stated in the exhibits that the documents contain proprietary information that is confidential to Charles River. The three exhibits authorize Charles River to perform services in accordance with the agreement. SuperGen did provide a Letter of Payment Authorization dated August 20, 2003.]

45

Master Professional Services Agreement between SuperGen, Inc. and Absorption Systems LP dated April 2, 2003 amended June 29, 2004 and July 27, 2004. [Exhibit A to the Agreement was not provided because it does not pertain to Dacogen. SuperGen did provide the three amendments and the exhibits related to the amendments.]

46	Master Professional Services Agreement between SuperGen, Inc. and Origin USA dated December 14, 2003.

47	Materials Transfer Agreement between SuperGen, Inc. and Fred Hutchinson Cancer Research Center dated August 29, 2003.

48	Materials Transfer Agreement between SuperGen, Inc. and The University Court of the University of Glasgow dated October 30, 2003.

49	Materials Transfer Agreement between SuperGen, Inc., Cincinnati Children’s Hospital Center and Jorge DiMartino, M.D., Ph. D dated April 15, 2004.

50	Materials Transfer Agreement between SuperGen, Inc., Cornell University and Dr. M. Flint Beal dated September 2003.

51	Materials Transfer Agreement between SuperGen, Inc., Haukeland Hospital University of Bergen and Per Lonning, M.D., Ph. D dated October 7, 2003.

52	Materials Transfer Agreement between SuperGen, Inc., Huddinge University Hospital and Eva Hellstrom-Lindberg, M.D., Ph. D dated October 23, 2002.

No.	Parties & Title of Agreement

53	Materials Transfer Agreement between SuperGen, Inc., Memorial Sloan-Kettering and Owen O’Connor, M.D. dated June 14, 2001.

54	Materials Transfer Agreement between SuperGen, Inc., Montefiore Medical Center and Roman Perez-Solar, MD. Dated October 25, 2001.

55	Materials Transfer Agreement between SuperGen, Inc., Mount Sinai School of Medicine and Dr. Samuel Waxman and Dr. Rafael Mira-Y—Lopez dated October 10, 2001.

56	Materials Transfer Agreement between SuperGen, Inc., Northwestern University and Ronald Gartenhaus M.D and Timothy Kuzel M.D dated December 3, 2003.

57	Materials Transfer Agreement between SuperGen, Inc., Wayne State University and Michael A. Tainsky dated August 28, 2003.

58	Materials Transfer and Study Agreement between SuperGen, Inc., The University of Texas Southwestern Medical Center and Dr. Robert Ilaria dated August 31, 2003.

59	Professional Services Agreement between SuperGen, Inc. and Dr. John M. Bennett dated November 28, 2000.

60	Professional Services Agreement between SuperGen, Inc. and Sandi Yurichuk dated March 1, 2004.

61	Software License Agreement between SuperGen, Inc. and Clinsoft dated July 12, 2001.

62

Software License and Support Agreement between SuperGen, Inc. and _________ LLC dated March 28, 2000. [Not being produced because deemed Confidential by the third party. This is a non-exclusive software in-license agreement.]

63	The Know-how Transfer and Cooperation Agreement between SGI and Pharmachemie B.V. dated September 10, 1999.

64	TrialWorks License Agreement between SuperGen, Inc. and TrialTrac, Inc. dated June 4, 2001.

65	General Consulting Agreement between SuperGen, Inc. and Regulatory/Clinical Consultants, Inc. dated February 7, 2002 amended as of February 8, 2004.

66	Consulting Agreement between SuperGen, Inc. and L E M Consulting, LLC dated April 16, 2004

67	Consulting Agreement between SuperGen, Inc. and Robert Peter Gale, M.D., Ph. D, F.A.C.P., D. Sc. (Hon) dated August 3, 2004.

68	Non-Exclusive Consulting Agreement between EUROGEN PHARMACEUTICALS LIMITED and Francis Giles M.D. dated March 10, 2003.

69	Consulting Agreement between SuperGen, Inc. and Pacific BioDevelopment LLC dated July 22, 2004.

70	Agreement between SuperGen, Inc. and SSCI, Inc. dated April 24, 2001.

71

Master Services Agreement between SuperGen, Inc. and XenoBiotic Laboratories, Inc. dated August 9, 2001. [Redactions made to non-Dacogen products, the exhibit was not provided because it relates to non-Dacogen products.]

72	Advertising Services Agreement between SuperGen, Inc. and Palio Communications dated January 1, 2004. [Redactions made to non-Dacogen products]

No.	Parties & Title of Agreement

73	Letter Agreement between SuperGen Inc. and Whistler Associates, Inc. dated December 15, 1998. [Redactions made regarding non-Dacogen products.]

74

Contract Research Agreement between SuperGen, Inc. and Extendacare Inc. d/b/a Medistaf Health and Research dated March 19, 2002 amended as of March 19, 2002 [Redactions made regarding non-Dacogen products]

75	Technical Agreement Investigational Medicinal Products between SuperGen, Inc. and Brecon Pharmaceutical Limited dated February 9, 2004.

76

Agreement between SuperGen, Inc. and Pharma Registration International. [Currently not available but this is an agreement regarding retaining Pharma Registration International to provide regulatory affairs assistance with respect to the EMEA.]

77	Letter Agreement between SuperGen, Inc. and PharmaPacific, Inc. dated July 1, 2004

EXHIBIT 7.8

DILIGENCE MILESTONES FOR MDS AND AML

Milestone	Myelodysplastic syndrome (“MDS”)

First Commercial Sale of the Existing Licensed Product in the United States.	90 days after obtaining Marketing Authorization in the United States.

First Commercial Sale of the Existing Licensed Product in each Major Country in Europe.

On a country-by-country basis, within 90 days after obtaining both (i) Marketing Authorization for the Existing Licensed Product from the EMEA or the national Regulatory Authority in the Major Country in Europe, and (ii) pricing and/or reimbursement approval for the Major Country in Europe

Enter into a definitive written license agreement with a Licensee that is required to Develop and Commercialize the Existing Licensed Product in Japan in accordance with the terms of this Agreement.	August 31, 2006

DEVELOPMENT OF AML INDICATION

Milestone*

Timeline

Initiate Registration Trial for Licensed Product in patients with AML	March 31, 2005

Complete Registration Trial for Licensed Product in patients with AML	September 30, 2006

Filing by FDA of NDA/SNDA for Licensed Product in AML	May 31, 2007

Acceptance of submission of MAA by EMEA (or national equivalent) for Licensed Product in AML	August 30, 2007

First commercial sale of Licensed Product in US	Within 90 days of FDA approval of NDA/SNDA for AML indication

First commercial sale of Licensed Product in Europe in “Major Country”	Within 90 days of MAA approval of EMEA and pricing authorization for AML indication

Enter into definitive written license agreement with a Licensee that is required to Develop and Commercialize Licensed Product in Japan	September 30, 2006